                                                                  EXHIBIT 10.52



________________________________________________________________________________



                      AMENDED AND RESTATED LEASE AGREEMENT

                         Dated as of December 19, 1996

                                     AMONG


                    JAMESTOWN FUNDING, LIMITED PARTNERSHIP,
                          on the one hand, as Lessor,


                                      AND

                                 ULTRAMAR INC.,

                             ULTRAMAR ENERGY INC.,

                        DIAMOND SHAMROCK LEASING, INC.,

                         DIAMOND SHAMROCK ARIZONA, INC.

                                      AND

                DIAMOND SHAMROCK REFINING AND MARKETING COMPANY,
                         on the other hand, as Lessees



                    THIS LEASE HAS BEEN ASSIGNED AS SECURITY
                FOR INDEBTEDNESS OF THE LESSOR.  SEE SECTION 21.



This Lease has been manually executed in nine (9) counterparts, numbered consecutively from 1 through 9, of which this is No.___. To the extent, if any, that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease may be created or perfected through the transfer or possession of any counterpart other than the original executed counterpart which shall be the counterpart identified as counterpart No. 1.


________________________________________________________________________________
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                      AMENDED AND RESTATED LEASE AGREEMENT


                 AMENDED AND RESTATED LEASE AGREEMENT, dated as of December 19, 1996 (as the same may be amended, restated, modified or supplemented from time to time, this "LEASE"), among JAMESTOWN FUNDING, LIMITED PARTNERSHIP, a Delaware limited partnership, on the one hand, as the "LESSOR", and ULTRAMAR INC., a Nevada corporation, ULTRAMAR ENERGY INC., a Delaware corporation, DIAMOND SHAMROCK LEASING, INC., a Delaware corporation, DIAMOND SHAMROCK ARIZONA, INC., a Delaware corporation and DIAMOND SHAMROCK REFINING AND MARKETING COMPANY, a Delaware corporation, severally and not jointly, on the other hand, as the "LESSEES".

                 WHEREAS, each Lessee and Lessor are parties to that Amended and Restated Acquisition and Construction Agreement pursuant to which Lessor has or will acquire title to certain property that is intended to be used in such Lessee's business as an office building and for other commercial purposes or as retail fuel outlets/convenience stores/car washes and related uses such as quick service restaurants; and

                 WHEREAS, the Lessor wishes to lease such property to a Lessee pursuant to the provisions hereof;

                 NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                 SECTION 1        Defined Terms.

                 Unless the context otherwise requires, each term defined in this SECTION 1, when used in this Lease, has the meaning indicated; capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Acquisition and Construction Agreement.

                 "ACCRUED DEFAULT OBLIGATIONS" has the meaning set forth in
SECTION 19 hereof.

                 "ACQUISITION AND CONSTRUCTION AGREEMENT" means the Amended and Restated Acquisition and Construction Agreement, dated as of the date hereof, between the Lessor, as owner, and the Lessee, as agent, providing for the acquisition of fee or leasehold interests in real property and the construction or installation of improvements including personal property and equipment on each such interest of real property so acquired, as the same may be amended, restated, modified or supplemented from time to time.

                 "ACQUISITION COST" means, with respect to any Unit, the amount shown on the Unit Leasing Record relating to such Unit, as amended from time to time.

                 "ADDITIONAL RENT" has the meaning set forth in paragraph (d) of SECTION 7 hereof.

                 "AFFILIATE" of any Person means any other Person controlling, controlled by or under direct or indirect common control with, such Person.
For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                 "ASSIGNEE" means the bank acting as agent pursuant to the Amended and Restated Financing Agreement, in it capacity as such agent and as collateral agent under any security document referred to therein.





AMENDED AND RESTATED LEASE AGREEMENT - Page 1
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                 "ASSIGNMENT" means each assignment agreement referred to in
SECTION 20 hereof, between the Lessor and a third party, pursuant to which the Lessor assigns certain of its rights under this Lease to such third party, as the same may be amended, restated, modified or supplemented from time to time.

                 "ASTM" means the American Society for Testing and Materials.

                 "BASIC RENT" means, with respect to all Units of Property, the sum of the Monthly Fixed Component of Rent and Monthly Variable Component of
Rent:

         A. Monthly Variable Component of Rent is computed by multiplying the following:

                 (i) the aggregate Acquisition Cost at the beginning of such month less $203,500 by,

                 (ii) a fraction having a numerator equal to the number of days in such month, and a denominator of 365, or in a leap year, 366, by

                 (iii) the Lessor's weighted average percentage cost per annum (including, without limitation, any interest accruing at a default rate and any fees payable by Lessor under or pursuant to the Financing Agreement), and adjusted to an actual /365 basis, in respect of all borrowings outstanding at any time during the period from and including the sixteenth (16th) day of the preceding calendar month to and including the 15th day of the calendar month for which Basic Rent is being computed (the "COMPUTATION PERIOD") to finance or refinance the acquisition and ownership of the Units of Property; and

         B. Monthly Fixed Component of Rent is $9,365.00 (Nine Thousand Three Hundred Sixty-Five and No/100 Dollars) until December 20, 1996, $9,729.00 (Nine Thousand Seven Hundred Twenty-Nine and No/100 Dollars) until July 25, 2001, $9,583.00 (Nine Thousand Five Hundred Eighty-Three and No/100 Dollars) from July 25, 2001 until July 25, 2002, and $9,438.00 (Nine Thousand Four Hundred Thirty-Eight and No/100 Dollars) after July 24, 2002.

Notwithstanding the foregoing, "BASIC RENT" shall, with respect to all Units of Property, (A) for the partial first and last calendar months during the Lease Term, be calculated by multiplying the result obtained pursuant to the foregoing for such months by a fraction the denominator of which shall be the number of days in such calendar month and the numerator of which shall be the number of days during such partial month for which Units are under lease; provided that if the Effective Date for any Property is after the Lease Rate Date for any partial first month, the Basic Rent for such partial first month shall be included in the Basic Rent for the next following month, and (B) shall be adjusted as mutually agreed by the Lessor and the Lessee with the consent of Assignee (x) if the Guarantor's long-term unsecured debt rating falls below BBB by Standard & Poor's or Baa2 by Moody's Investor Services or (y) should the Extended Term go into effect.

                 "BASIC RENT PAYMENT DATE" means, with respect to any Unit, the twentieth (20th) day of any calendar month during the Lease Term or Extended Term, if any, of such Unit, or, if such day is not a Business Day, the next succeeding Business Day.

                 "BASIC TERM" has the meaning set forth in paragraph (b) of
SECTION 6 hereof.

                 "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized by law to close.

                 "CAP" means a written corrective action plan prepared by the Lessee with respect to a Remediation Property which addresses the clean-up or corrective action which is proposed to be taken by the Lessee and which, if taken, is designed to clean-up, within twenty-four (24) months from the date of acquisition of such Remediation





AMENDED AND RESTATED LEASE AGREEMENT - Page 2
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Property, the petroleum hydrocarbons at the Remediation Property to levels which would pass a Tier 2 ASTM risk based corrective action screening analysis.

                 "CERTIFICATE HOLDER" means each beneficiary of the trust estate that is created pursuant to the Trust Agreement.

                 "CODE" means the Internal Revenue Code of 1986, as amended.

                 "COMPUTATION PERIOD" has the meaning set forth in subclause A(iii) of the definition of Basic Rent in SECTION 1 hereof.

                 "CONSENT" means each consent of the Lessee to an Assignment, pursuant to which the Lessee consents to the terms of such Assignment, as the same may be amended, restated, modified or supplemented from time to time.

                 "CONTAMINANT" means any petroleum or petroleum-derived waste, including, but not limited to, crude oil or any products of the fractional distillation of crude oil and the products of weathering or breaking down of petroleum products.

                 "EFFECTIVE DATE" means, with respect to any Unit of Property, the date on which such Unit becomes subject to this Lease, as evidenced by execution by the Lessor and the Lessee of a Unit Leasing Record; provided that in no event shall the Effective Date occur on a date later than forty-eight
(48) months from the date of execution of this Lease.

                 "ENVIRONMENTAL AGENCY" means the Governmental Authority (i) having environmental oversight jurisdiction over any Unit of Property or (ii) having environmental oversight jurisdiction over the use, storage or disposal of Contaminants, including petroleum hydrocarbons.

                 "ENVIRONMENTAL APPROVALS" means all permits, consents, licenses, and other approvals or authorizations required under Environmental Laws.

                 "ENVIRONMENTAL LAWS" means all applicable federal, state and local laws, statutes, codes, ordinances, rules, regulations, directives, binding policies, permits, or orders relating to or addressing the environment, health or safety, including, but not limited to, any law, statute, code, ordinance, rule, regulation, directive, binding policy, permit or order relating to the use, handling or disposal of any Contaminant or Hazardous Substance, as such requirements are promulgated and applied by the Governmental Authority responsible for administering such requirements.

                 "ENVIRONMENTAL LIEN" means a lien in favor of any Governmental Authority for any (a) liability under any Environmental Law, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of a Contaminant or Hazardous Substance into the environment.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA CONTROLLED GROUP" shall mean a group consisting of an entity and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such entity that, together with such entity, are treated as a single employer under Section 4001(b).

                 "EVENT OF DEFAULT" has the meaning set forth in SECTION 18 hereof.





AMENDED AND RESTATED LEASE AGREEMENT - Page 3
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                 "EXPENSES" has the meaning set forth in SECTION 11 hereof.

                 "EXTENDED TERM" means the term, up to a maximum of two (2) seven (7) year periods, during which, if the conditions set forth in SECTION 13 hereof are met, a Unit of Property may be leased pursuant to the provisions of this Lease, which term would commence on the day following the end of the Lease Term with respect to such Unit of Property.

                 "FINANCING AGREEMENT" means the Amended and Restated Financing Agreement, dated as of the date hereof, and entered into between the Lessor and the banks that are parties thereto or any substitute financing, credit or loan agreement entered into by the Lessor and a lender, with the written approval of the Lessee, related to the financing of Property, in each case as the same may be amended, restated, modified or supplemented from time to time.

                 "GOVERNMENTAL ACTION" has the meaning set forth in paragraph
(d) of SECTION 2 hereof.

                 "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "GROUND LEASE" means a lease between a landlord who shall be the Lessee, in the case of a Remediation Property, or the Lessee or any other Person, in all other cases, and the Lessor of land and underground equipment, if any, including, without limitation, underground storage tanks.

                 "GUARANTOR" means Ultramar Diamond Shamrock Corporation, a Delaware corporation, and its successors.

                 "GUARANTOR'S CONSENT" means the Consent of the Guarantor to the assignment by the Lessor of certain of the rights under the Guaranty to the Assignee, as the same may be amended, restated, modified or supplemented from time to time.

                 "GUARANTY" means the Guaranty Agreement, dated as of the date hereof, as the same may be amended, restated, modified or supplemented from time to time, pursuant to which the Guarantor guarantees the payment in full of all amounts due and owing by the Lessee in respect of this Lease and the Acquisition and Construction Agreement and the performance by the Lessee of all of its obligations hereunder and thereunder.

                 "HAZARDOUS SUBSTANCE" means any substance defined as a "hazardous substance" by or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., or by or pursuant to any state law of similar purpose, any radioactive material, polychlorinated biphenyls, and asbestos containing material, except that any Contaminants shall not be considered as hazardous substances regardless of whether included on any list of, or incorporated within the statutory definition of, the term "hazardous substance" in any Environmental Law.

                 "INDEBTEDNESS" means for any Person (i) all indebtedness or other obligations of such Person for borrowed money and all indebtedness of such Person with respect to any other items (other than income taxes payable, deferred taxes, deferred credits and accounts payable) which would, in accordance with generally accepted accounting principles, applied on a consistent basis, be classified as a liability on the balance sheet of such Person, (ii) all obligations of such Person to pay the deferred purchase price of property or services, including any such obligations created under or arising out of any conditional sale or other title retention agreement, (iii) all obligations of such Person (contingent or otherwise) under reimbursement or similar agreements with respect to the issuance of letters of credit, (iv) all indebtedness or other obligations of any other Person of the type specified in clause (i), (ii) or (iii) above, the payment or collection of which such Person has guaranteed (except by reason of endorsement for collection





AMENDED AND RESTATED LEASE AGREEMENT - Page 4 in the ordinary course of business) or in respect of which such Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss, and (v) all indebtedness or other obligations of any other Person of the type specified in clause (i), (ii), (iii) or (iv) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or in property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or becomes liable for the payment of such indebtedness or obligations.

                 "INDEMNIFIED PERSON" has the meaning set forth in SECTION 11 hereof.

                 "INSURANCE REQUIREMENTS" means all terms of any insurance policy covering or applicable to any Unit of Property, all requirements of the issuer of any such policy, all statutory requirements and all orders, rules, regulations and other requirements of any governmental body related to insurance applicable to such Unit.

                 "INTERIM TERM" has the meaning set forth in paragraph (a) of
SECTION 6 hereof.

                 "LEASE RATE DATE" has the meaning set forth in paragraph (b) of SECTION 7 hereof.

                 "LEASE TERM" means, with respect to any Unit of Property, the Interim Term plus the Basic Term thereof plus, if applicable, the Extended Term.

                 "LEASE TERMINATION DATE" means for any Unit of Property, the earlier of (i) the last day of the Lease Term of such Unit (unless the lease hereunder of such Unit has been extended pursuant to SECTION 13 hereof) or (ii) if the lease of such Unit has been extended pursuant to SECTION 13 hereof, the last day of the Extended Term of such Unit.

                 "LEGAL REQUIREMENTS" means all applicable laws, judgments, decrees, ordinances and regulations and any other governmental rules, orders and determinations and all requirements having the force of law, now or hereinafter enacted, and all agreements, covenants, conditions and restrictions, applicable to each Unit and/or the construction, ownership, operation or use thereof, including, without limitation, compliance with all requirements of labor laws and environmental statutes, compliance with which is required at any time from the date hereof through the Lease Term and any Extended Term thereof.

                 "LENDER" means each bank that is a party to the Financing Agreement and each permitted assignee thereof.

                 "LESSEE" means each of Ultramar Inc., a Nevada corporation, Ultramar Energy Inc., a Delaware corporation, Diamond Shamrock Leasing, Inc., a Delaware corporation, Diamond Shamrock Arizona, Inc., a Delaware corporation and Diamond Shamrock Refining and Marketing Company, a Delaware corporation, as applicable, and any successor or assign permitted hereby.

                 "LESSOR" means Jamestown Funding, Limited Partnership, a Delaware limited partnership, or any successor or successors to all of its rights and obligations as the Lessor hereunder and, for purposes of SECTION 11 hereof, shall include any Person the income of which for federal income tax purposes is determined by reference to the income of the Lessor or its successors.

                 "LETTER AGREEMENT" means the letter agreement dated as of the date hereof between the Lessor and the Lessee.

                 "LIEN" means any security interest, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), or other security agreement of any kind or nature whatsoever (including, without limitation,





AMENDED AND RESTATED LEASE AGREEMENT - Page 5
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any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

                 "MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition or business of the Guarantor and its subsidiaries (including, without limitation, each Lessee), taken as a whole or a material adverse impact on the ability of the Lessee to perform its obligations under this Lease or the Acquisition and Construction Agreement or of the Guarantor to perform its obligations under the Guaranty or the Residual Guaranty Payment Support.

                 "MORTGAGEABLE GROUND LEASE" means a Ground Lease which is delivered to the Lessor for execution by the Lessor, or assigned to the Lessor by an assignment in form and substance satisfactory to the Lessor, and having such terms and characteristics as are reasonably required by the Lessor or the Assignee including, without limitation, the following: (a) free assignability to (i) any lender as security for a borrowed money obligation of the Lessor and, upon foreclosure of such security, free assignability by such lender to any third party, and (ii) any purchaser in connection with a sale of the related Unit of Property pursuant to the provisions of this Lease and the Acquisition and Construction Agreement (the Lessor and any Assignee being released from liability upon such assignment); (b) a term (including renewals)
(i) of at least forty (40) years in excess of the Lease Term of the Unit of Property to which a Ground Lease between Lessee, as ground lessor, and Lessor, as ground lessee, relates; provided, however, that any such Ground Lease relating to a Unit of Property located in California shall have a term (including renewals) of at least thirty-five (35) years and (ii) of at least twenty (20) years in excess of the Lease Term of the Unit of Property to which a Ground Lease between any party other than Lessee or its Affiliates, as ground lessor, and Lessor, as ground lessee, relates; (c) no provisions for percentage or variable rent; (d) permission for any lawful use except that the Ground Lease may contain prohibitions on use which are similar to those applicable to other adjacent parcels of property; (e) no provision for a security deposit;
(f) a requirement that the Assignee will receive copies of all notices of default delivered under or pursuant to such Ground Lease; (g) a provision that any Assignee shall have the right to cure any defaults thereunder (whether monetary or nonmonetary in nature), and in the event of such cure to receive a new ground lease on the same terms as the original Ground Lease; (h) a no recourse section substantially similar to the language set forth in SECTION 30 hereof; (i) a prohibition of any mortgages or other Liens on the underlying fee except Permitted Liens except that the ground lessor under any Ground Lease may encumber the Unit of Property relating to such Ground Lease with mortgages or deeds of trust securing the repayment of money provided that (i) the document(s) creating such Lien provides that either such Lien is subordinated to such Ground Lease, the Assignee's interest as leasehold mortgagee under the leasehold mortgage encumbering such Unit of Property, such leasehold mortgage and any modifications, extensions or renewals of such Ground Lease and leasehold mortgage, or (ii) the ground lessee or Assignee, as leasehold mortgagee, will not be disturbed in their possession of the Unit of Property so long as they remain in compliance with the terms and conditions of the Ground Lease; and (j) no provision requiring the Lessor to indemnify any Person if such indemnity would be broader in scope or subject matter than that provided in SECTION 11 hereunder. A Mortgageable Ground Lease shall be delivered with such estoppel certificates, recognition and attornment agreements, or confirmation of customary mortgagee protection as are reasonably acceptable to the Lessor and any Assignee.

                 "MULTIEMPLOYER PLAN" shall mean a Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                 "NOTICE OF SUBSTITUTION" has the meaning set forth in paragraph (c) of SECTION 32 hereof.

                 "PERMITTED CONTEST" has the meaning set forth in paragraph (a) of SECTION 27 hereof.

                 "PERMITTED LIENS" means the following Liens and other matters affecting the title to any Unit of Property: (a) Liens securing the payment of taxes, assessments and other governmental charges or levies which are either not delinquent or, if delinquent, are being contested by the Lessee in good faith as a Permitted Contest; (b)





AMENDED AND RESTATED LEASE AGREEMENT - Page 6 zoning and planning restrictions, subdivision and platting restrictions, easements, rights-of-way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of any Unit of Property, minor encroachments or minor irregularities of title, none of which materially impairs the intended use by, or value of such Unit of Property to, the Lessee; (c) reservations of mineral interests; (d) the Lien created pursuant to the Financing Agreement;
(e) Liens disclosed in the title insurance commitments or policies with respect to the Property delivered to and accepted by the Lessor and any Assignee on acquisition of such Property pursuant to the provisions hereof or the Acquisition and Construction Agreement, as applicable; (f) leases and licenses in effect with respect to any Unit of Property which are permitted by this Lease or which are delivered to and accepted by the Lessor prior to such Unit's Effective Date; and (g) such other or additional matters as may be approved in writing by the Lessor and any Assignee.

                 "PERSON" means any individual, corporation, partnership (general or limited), limited liability company, private limited company, joint venture, association, joint-stock company or trust.

                 "PLAN" shall mean any employee benefit plan covered by Title IV of ERISA, the funding requirements of which are the responsibility of the Lessee or a member of its ERISA Controlled Group at any relevant time.

                 "POTENTIAL DEFAULT" means any event which, with the lapse of time, or giving of notice, or both, would constitute an Event of Default.

                 "PROPERTY" means (i) any and all parcels of land together with all buildings and other improvements (including, without limitation, the attachments, appliances, equipment, machinery and other affixed property which, in each case, would constitute "fixtures" under Section 9-313(1)(a) of the Uniform Commercial Code) now or hereafter located on such parcels of land, leased or to be leased hereunder and when leased, evidenced by Unit Leasing Records, and the respective easements, rights and appurtenances relating to such parcels of land, buildings and improvements and (ii) any personal property of any type, leased or to be leased hereunder and, when leased, evidenced by Unit Leasing Records, as the case may be (including, without limitation, all related appliances, appurtenances, accessions, furnishings, materials and parts leased or to be leased by the Lessor to the Lessee as provided herein and including all replacements and subsequent replacements of such related appliances, appurtenances, accessions, furnishings, materials and parts to which the Lessor obtains title), in each case in connection with the use thereof as an office building or as or in a retail fuel outlet/convenience store/car wash and related uses such as quick service restaurants.

                 "RECONCILIATION AMOUNT" has the meaning set forth in paragraph
(f) of SECTION 7 hereof.

                 "RELEASE" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant through or in the air, soil, surface water, groundwater, or any structure.

                 "REMEDIAL ACTION" means actions required to (i) clean up, remove, treat, or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed, to design such a response and post-remedial investigation, monitoring, operation, maintenance and care.

                 "REMEDIATION PROPERTY" means a Unit of Property with respect to which, as indicated by a Phase II environmental report, (i) soil or ground water contamination by Contaminants exists at a level which exceeds the threshold for remediation established pursuant to a Tier 2 ASTM risk based corrective action screening analysis, and (ii) no contamination by Hazardous Substances exists at levels that exceed the threshold for remediation of such substances established pursuant to a Tier 2 ASTM risk based corrective action screening analysis.





AMENDED AND RESTATED LEASE AGREEMENT - Page 7

                 "RESIDUAL GUARANTY PAYMENT" means, as to any Unit of Property, an amount equal to (i) at or before the end of the Lease Term, eighty-four percent (84%) of the Acquisition Cost of such Unit or (ii) at the end of the Extended Term, a percentage of the Acquisition Cost of such Unit to be agreed to between the Lessee and the Lessor prior to the commencement of such Extended Term; provided that for purposes of this definition, Acquisition Cost of each Unit shall include the amount, if any, by which the Acquisition Cost of such Unit under the Acquisition and Construction Agreement exceeds the Acquisition Cost of such Unit under this Agreement and provided further that under no circumstances shall the amount of such payment at the end of the Lease Term exceed $83,999,986.00 (Eighty-Three Million Nine Hundred Ninety- Nine Thousand Nine Hundred Eighty-Six Thousand Dollars) with respect to all Units of Property originally subject to this Lease.

                 "RESIDUAL GUARANTY PAYMENT SUPPORT" means the Residual Guaranty Payment Support, dated as of the date hereof, pursuant to which the Guarantor guarantees to the Banks (as defined in the Financing Agreement) the payment of all principal of, and interest on, the Term Loan A Notes (as defined in the Financing Agreement), together with any and all other sums which are or may become due pursuant to the Financing Agreement and any Related Document (as defined in the Financing Agreement) with respect to the Term Loan A Notes.

                 "RESPONSIBLE OFFICER" means the Chief Executive Officer, President, the Chief Operating Officer, any Vice President, Secretary or Treasurer of the Lessee, or the Guarantor, as the context may require, or other officer or similar official of the Lessee, or the Guarantor, as the context may require, responsible for the administration of the obligations of the Lessee or the Guarantor, as the context may require, with respect to this Lease.

                 "RETURN PROVISIONS" has the meaning set forth in paragraph (b) of SECTION 12 hereof.

                 "SUBSTITUTION DATE" has the meaning set forth in paragraph (b) of SECTION 32 hereof.

                 "SUBSTITUTION PROPERTY" has the meaning set forth in paragraph
(a) of SECTION 32 hereof.

                 "TAKING" has the meaning set forth in paragraph (a) of SECTION 16 hereof.

                 "TERMINATION PAYMENT" has the meaning set forth in SECTION 19(a) hereof.

                 "TRUST AGREEMENT" means the Trust Agreement dated as of July 30, 1996, pursuant to which the Trustee agrees to act as the limited partner of the Lessor and to hold the trust property for the benefit of each Certificate Holder.

                 "TRUSTEE" means the entity that acts as owner trustee pursuant to the Trust Agreement and any successor or additional trustee.

                 "UNECONOMIC CONDITION" has the meaning set forth in SECTION
13.

                 "UNFUNDED BENEFIT LIABILITIES" shall mean, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all "benefit liabilities" under such Plan as defined in Section 4001(a)(16) of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of the assumptions used in the most recent actuarial valuation report for such Plans).

                 "UNIT" or "Unit of Property" means a specific unit or units of Property.

                 "UNIT LEASING RECORD" means an instrument, substantially in the form of EXHIBIT A hereto, evidencing the lease of any Unit of Property under this Lease.





AMENDED AND RESTATED LEASE AGREEMENT - Page 8

                 SECTION 2        [Reserved].

                 SECTION 3        Lease of Property.

                 (a) The Lessor hereby agrees, upon satisfaction by the Lessee of the conditions set forth in Section 6 of the Acquisition and Construction Agreement, to lease to the Lessee, and the Lessee hereby agrees, upon satisfaction of such conditions, to lease from the Lessor, pursuant to this Lease, the relevant Unit for use as an office building or for other commercial purposes or a retail fuel outlet/convenience store/car wash and related uses such as quick service restaurants. Upon the execution of a Unit Leasing Record pursuant to the Acquisition and Construction Agreement in respect of the relevant Unit, the lease of such Unit pursuant to this Lease shall commence.

                 (b) In the event that, following the commencement of the lease with respect to a Unit, the Acquisition Cost of such Unit is increased pursuant to the Acquisition and Construction Agreement following the making by Owner thereunder of one or more additional advances, and a revised Unit Leasing Record is executed in respect thereof pursuant to the Acquisition and Construction Agreement, such increased Acquisition Cost with respect to such Unit shall, from and after the date of execution of such revised Unit Leasing Record, be used for all purposes of this Lease including, without limitation, the payment of Basic Rent with respect thereto.

                 SECTION 4        Operating Lease.

                 The Lessor and the Lessee hereby declare that it is their mutual intent that for accounting and regulatory purposes this Lease be treated as an operating lease and not an instrument or evidence of indebtedness, and that the relationship between the Lessor and the Lessee under this Lease shall be that of lessor and lessee only. Legal title to any and all Property shall at all times remain in the Lessor and at no time become vested in the Lessee except in accordance with an express provision of this Lease.

                 SECTION 5        Disclaimer; Net Lease.

                 (a) The obligations of the Lessee to pay all amounts payable pursuant to this Lease (including specifically and without limitation amounts payable under SECTIONS 7 and 11 hereof) shall be absolute and unconditional under any and all circumstances and such amounts shall be paid without notice, demand, defense, setoff, deduction or counterclaim and without abatement, suspension, deferment, diminution or reduction of any kind whatsoever, except as herein expressly provided. The obligation of the Lessee to lease and pay Basic Rent for any and all Property accepted for use pursuant to this Lease is without any warranty or representation, express or implied, as to any matter whatsoever on the part of the Lessor or any Assignee or any Affiliate of either, or anyone acting on behalf of any of them.

                 THE LESSEE HAS SELECTED AND SHALL SELECT ALL PROPERTY ACQUIRED OR ORDERED ON THE BASIS OF ITS OWN JUDGMENT. NEITHER THE LESSOR NOR ANY ASSIGNEE NOR ANY AFFILIATE OF EITHER, NOR ANYONE ACTING ON BEHALF OF ANY OF THEM MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE SAFETY, TITLE, CONDITION, QUALITY, QUANTITY, FITNESS FOR USE, MERCHANTABILITY, CONFORMITY TO SPECIFICATION, OR ANY OTHER CHARACTERISTIC, OF ANY PROPERTY, OR AS TO WHETHER ANY PROPERTY OR THE OWNERSHIP, USE, OCCUPANCY OR POSSESSION THEREOF, COMPLIES WITH ANY LAWS, RULES, REGULATIONS OR REQUIREMENTS OF ANY KIND.

                 AS BETWEEN THE LESSEE AND THE LESSOR, ANY ASSIGNEE OR ANY INDEMNIFIED PERSON, THE LESSEE ASSUMES ALL RISKS AND WAIVES ANY AND ALL DEFENSES, SET-OFFS, DEDUCTIONS, COUNTERCLAIMS (OR OTHER RIGHTS), EXISTING OR FUTURE, AS TO ITS OBLIGATION





AMENDED AND RESTATED LEASE AGREEMENT - Page 9

TO PAY BASIC RENT AND ALL OTHER AMOUNTS PAYABLE HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY RELATING TO:

                 (A) THE SAFETY, TITLE, CONDITION, QUALITY, QUANTITY, FITNESS FOR USE, MERCHANTABILITY, CONFORMITY TO SPECIFICATION OR ANY OTHER QUALITY OR CHARACTERISTIC OF ANY PROPERTY, LATENT OR NOT;

                 (B) ANY SET-OFF, COUNTERCLAIM, RECOUPMENT, ABATEMENT, DEFENSE OR OTHER RIGHT WHICH THE LESSEE MAY HAVE AGAINST THE LESSOR, ANY ASSIGNEE OR ANY INDEMNIFIED PERSON FOR ANY REASON WHATSOEVER ARISING OUT OF THIS OR ANY OTHER TRANSACTION OR MATTER;

                 (C) ANY DEFECT IN TITLE OR OWNERSHIP OF PROPERTY OR ANY TITLE ENCUMBRANCE NOW OR HEREAFTER EXISTING WITH RESPECT TO THE PROPERTY;

                 (D) ANY FAILURE OR DELAY IN DELIVERY OR ANY LOSS, THEFT OR DESTRUCTION OF, OR DAMAGE TO, ANY PROPERTY, IN WHOLE OR IN PART, OR CESSATION OF THE USE OR POSSESSION OF ANY PROPERTY BY THE LESSEE FOR ANY REASON WHATSOEVER AND OF WHATEVER DURATION, OR ANY CONDEMNATION, CONFISCATION, REQUISITION, SEIZURE, PURCHASE, TAKING OR FORFEITURE OF ANY PROPERTY, IN WHOLE OR IN PART;

                 (E) ANY INABILITY OR ILLEGALITY WITH RESPECT TO THE USE, OWNERSHIP, OCCUPANCY OR POSSESSION OF THE PROPERTY BY THE LESSEE;

                 (F) ANY INSOLVENCY, BANKRUPTCY, REORGANIZATION OR SIMILAR PROCEEDING BY OR AGAINST THE LESSEE OR THE LESSOR OR ANY ASSIGNEE;

                 (G) ANY FAILURE TO OBTAIN, OR EXPIRATION, SUSPENSION OR OTHER TERMINATION OF, OR INTERRUPTION TO, ANY REQUIRED LICENSES, PERMITS, CONSENTS, AUTHORIZATIONS, APPROVALS OR OTHER LEGAL REQUIREMENTS;

                 (H) THE INVALIDITY OR UNENFORCEABILITY OF THIS LEASE OR ANY OTHER INFIRMITY HEREIN OR ANY LACK OF POWER OR AUTHORITY OF THE LESSOR OR THE LESSEE TO ENTER INTO THIS LEASE;

                 (I) THE INVALIDITY OR UNENFORCEABILITY OF ANY BILL OF SALE EXECUTED IN CONNECTION WITH THIS LEASE OR ANY OTHER INFIRMITY THEREIN OR LACK OF POWER OR AUTHORITY OF ANY PARTY THERETO TO ENTER INTO SUCH BILL OF SALE; OR

                 (J) ANY OTHER CIRCUMSTANCES OR HAPPENING WHATSOEVER, WHETHER OR NOT SIMILAR TO ANY OF THE FOREGOING.

                 THE LESSEE HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS WHICH IT MAY NOW HAVE OR WHICH AT ANY TIME HEREAFTER MAY BE CONFERRED UPON IT, BY STATUTE OR OTHERWISE, TO TERMINATE, CANCEL, QUIT, RESCIND OR SURRENDER THIS LEASE EXCEPT IN ACCORDANCE WITH THE EXPRESS TERMS HEREOF. Each payment of Basic Rent, Additional Rent and any other amount due hereunder made by the Lessee shall be final, and the Lessee, without waiving any other remedies it may have, will not seek or have any right to recover all or any part of such payment from the Lessor or any Assignee for any reason whatsoever; provided that the foregoing shall not be construed as requiring the Lessee to waive any cause of action against any (i) Assignee for breach of any of such Assignee's representations or covenants contained in the Financing Agreement or in any other agreement or instrument





AMENDED AND RESTATED LEASE AGREEMENT - Page 10 relating to the transactions contemplated hereby or thereby or (ii) or any other Person arising out of the gross negligence or willful misconduct of such Person.

                 (b) Notwithstanding any other provision contained in this Lease, it is specifically understood and agreed that neither the Lessor nor any Assignee nor any Affiliate of either, nor anyone acting on behalf of any of them makes any warranties or representations or has any responsibility to disclose any relevant information, or has any other responsibility or duty, nor, except as set forth in SECTION 21 of this Lease, has the Lessor or any Assignee or any Affiliate of either, or anyone acting on behalf of any of them made any covenants or undertakings, as to the accounting treatment to be accorded the Lessee or as to the U.S. Federal or any state income or any other tax consequences, if any, to the Lessee as a result of or by virtue of the transactions contemplated by this Lease. The parties, however, acknowledge that Lessor has covenanted in the Letter Agreement, that it will not enter into any transactions or other business other than the transactions contemplated hereby and by the Financing Agreement.

                 (c) In the event the title insurance policy insuring the Lessor's interest in any Unit of Property would not, in the absence of special insurance by the Lessee, become effective until the date of recordation of the deed, then the Lessee shall furnish such indemnity to the title insurance company as it shall reasonably require in order to insure the Lessor's interest in such Unit of Property, effective as of the date of the Effective Date.

                 SECTION 6        Interim Term; Basic Term.

                 (a) The "Interim Term" with respect to any Unit of Property leased hereunder shall commence on the Effective Date set forth in the Unit Leasing Record for such Unit of Property and shall continue until December 19, 2000, unless terminated earlier pursuant to SECTION 12, 13, 14, 15, 16, 19 or 32 hereof.

                 (b) The "Basic Term" with respect to any Unit of Property shall commence on the day immediately following the last day of the Interim Term of such Unit and shall continue until July 25, 2003, unless terminated earlier pursuant to SECTION 12, 13, 14, 15, 16, 19 or 32 hereof.

                 (c)      Notwithstanding the two preceding paragraphs of this
SECTION 6, if any Ground Lease is terminated prior to the expiration of the then current term of such Ground Lease, then, as provided in paragraph (d) of
SECTION 28 hereof, the lease of any Unit of Property subject to such Ground Lease shall terminate on the date of termination of such Ground Lease and all of the other terms and provisions of paragraph (d) of SECTION 28 hereof shall apply to such termination.

                 SECTION 7        Rent and Other Payments.

                 (a) The Lessee hereby agrees to pay to the Lessor (i) on each Basic Rent Payment Date, Basic Rent for the calendar month (or part thereof) in which such Basic Rent Payment Date falls, with respect to each Unit of Property leased during any part of such calendar month hereunder for which the Effective Date is before the Lease Rate Date for such calendar month, and
(ii) on the Basic Rent Payment Date in the next succeeding calendar month, Basic Rent for any partial first calendar month, with respect to each Unit of Property for which the Effective Date is on or after the Lease Rate Date for such calendar month. In addition, without duplication of any amount payable pursuant to the first sentence of this SECTION 7(a), the Lessee shall pay interest at the default rate specified in the Financing Agreement on any amount due hereunder that is not paid on the due date thereof, without taking into account any grace periods specified herein.

                 (b) On the sixteenth (16th) day of each calendar month or, if such day is not a Business Day, on the next succeeding Business Day (the "LEASE RATE DATE") the Lessor shall provide to the Lessee the amount (together with a detailed calculation) referred to in paragraph (A)(iii) of the definition of "Basic Rent" in SECTION 1 hereof for such calendar month. Prior to each Basic Rent Payment Date, the Lessor shall furnish to the Lessee a summary of the calculations of Basic Rent payable on such Basic Rent Payment Date.





AMENDED AND RESTATED LEASE AGREEMENT - Page 11

                 (c) The Lessee hereby agrees to pay on demand but upon not less than thirty (30) days' written notice all amounts (other than Basic
Rent) due and payable to the Lessor or to any Indemnified Person pursuant to
SECTION 11 hereof.

                 (d) Without prejudice to the full exercise by the Lessor of its rights under SECTIONS 18 and 19 hereof, the Lessee shall pay to the Lessor from time to time, on demand, as additional rent ("ADDITIONAL RENT") (i) amounts required to reimburse the Lessor for its obligations, costs and expenses (not previously included in Acquisition Cost or Basic Rent) incurred in acquiring, financing (including, without limitation, equity financing and all costs required to be paid by the Lessor to a lender under the Financing Agreement) and leasing the Property, (ii) the initial fee and annual ongoing fees of the Trustee, and (iii) to the extent legally enforceable, an amount computed by multiplying (A) all sums not paid by the Lessee to the Lessor as provided in this Lease on or before the date such payments are due, by (B) the decimal equivalent of the percentage referred to in paragraph (A)(iii) of the definition of "Basic Rent" as most recently furnished by the Lessor, and by (C) a fraction having a numerator equal to the number of days in the period from but excluding such due date to and including the date of payment thereof and a denominator of 365 or 366 in a leap year. The Lessee shall also pay to the Lessor on demand an amount equal to any expenses incurred by the Lessor in collecting such unpaid sums. To the extent that any of the obligations, costs and expenses contemplated in this SECTION 7(d) are not specifically attributable to Ultramar Inc., Ultramar Energy Inc., Diamond Shamrock Leasing, Inc., Diamond Shamrock Arizona, Inc. or Diamond Shamrock Refining and Marketing Company, those entities shall decide, in their sole discretion, which of them shall be responsible for such obligations, costs and expenses; provided that under all circumstances, as between those entities, responsibility shall be allocated for one hundred percent (100%) of all such obligations, costs and expenses and if those entities shall fail to decide within three (3) Business Days of demand as to which of them shall be responsible, the Lessor may in its sole discretion allocate such obligations, costs and expenses between them as it deems appropriate.

                 (e) Basic Rent and Additional Rent and any other amount payable by the Lessee to the Lessor shall be paid in full in immediately available funds on the date due, to the account of the Lessor, or to the account of such other Person as the Lessor may from time to time designate if permitted by the Financing Agreement.

                 (f) During the Lease Term of any Unit of Property, the Lessor shall provide detailed calculations to the Lessee on each Lease Rate Date (except the first Lease Rate Date hereunder), of the difference, if any, between (i) the Basic Rent paid by the Lessee for the previous calendar month and (ii) an amount equal to what the Basic Rent would have been for such calendar month had Basic Rent been calculated using the weighted average interest rate per annum of all borrowings outstanding at any time (as specified in subparagraph (A)(iii) of the definition of Basic Rent) during the previous calendar month (rather than during the Computation Period); provided that with respect to the Basic Rent for the last month of the Lease Term, the Lessor shall make such calculation and provide the same to the Lessee on the last day of the Lease Term. On or about February 16, 1997, and thereafter on or about August 16 and February 16 of each year, and on the last day of the Lease Term, the Lessor shall furnish to the Lessee a calculation of the aggregate difference between the amounts determined under clause (i) above and the correlating amounts determined under clause (ii) above (the "RECONCILIATION AMOUNT") for each calendar month since the date of this Lease or each calendar month since the last time the Reconciliation Amount was calculated, whichever is later. The Lessor and the Lessee agree that if the Reconciliation Amount is a positive number, then such amount shall be credited against the amount of Basic Rent that the Lessee is required to pay on the next Basic Rent Payment Date (or Basic Rent Payment Dates, if such amount shall exceed the amount of Basic Rent payable in the next succeeding month), and if the Reconciliation Amount is a negative number, then such amount shall be payable by the Lessee on the next Basic Rent Payment Date in addition to the amount of Basic Rent due and payable on such Basic Rent Payment Date (and treated as Basic Rent for purposes of this Lease) except that with respect to the Reconciliation Amount computed on the last day of the Lease Term, such amount shall be paid by the Lessor to the Lessee (in the case of a positive number) or by the Lessee to the Lessor (in the case of a negative number) on the last day of the Lease Term. Subject to Lessee's verification rights set forth below in this SECTION 7(f), any notices required by this paragraph (f) which are furnished to the Lessee by the Lessor shall be conclusive, absent manifest error, as to the contents thereof. The Lessee shall have the right to verify calculations by the Lessor of any Reconciliation Amount





AMENDED AND RESTATED LEASE AGREEMENT - Page 12 and may, by written notice to the Lessor, request such information as is necessary to conduct such verification. In the event that the Lessee elects to exercise such verification rights, the Lessee shall, nevertheless, continue to pay the Reconciliation Amount as calculated by the Lessor pending such verification and if such verification subsequently results in a reduction in the Reconciliation Amount that the Lessee should have paid, then such excess Reconciliation Amount shall be credited against the next payment of Reconciliation Amount to be made by the Lessee hereunder; provided that with respect to the last such payment during the Lease Term, the Lessor shall provide the relevant calculations to the Lessee with sufficient advance notice such that such a verification can be completed and any adjustments resulting therefrom can be made no later than such last day of the Lease Term.

                 SECTION 8        Restricted Use and Sublease; Compliance with
Laws.

                 (a) So long as no Event of Default shall have occurred and be continuing, the Lessee may use the Property in the regular course of its business for any lawful purpose. The Lessee will not do or permit any act or thing which might impair other than in the normal use thereof, the value or usefulness of any Property.

                 (b) The Lessee shall promptly and duly execute, deliver, file and record, at the Lessee's expense, all such documents, statements, filings and registrations, and take such further action, as the Lessor shall from time to time reasonably request in order to establish, perfect and maintain the Lessor's title to and interest in the Property and any Assignee's interest in this Lease or any Property as against the Lessee or any third party in any applicable jurisdiction.

                 (c) The Lessee shall use commercially reasonable efforts to prevent injury to third persons or property of third persons. The Lessee shall cooperate fully with the Lessor and all insurance companies providing insurance pursuant to SECTION 10 hereof in the investigation and defense of any claims or suits arising from the ownership, operation, occupancy or use of any Property; provided that nothing contained in this paragraph (c) shall be construed as imposing on the Lessor any duty to investigate or defend any such claims or suits. The Lessee shall comply, and shall use commercially reasonable efforts to cause all Persons using, occupying or operating Property to comply, with all Insurance Requirements and Legal Requirements applicable to such Property and to the acquiring, titling, registering, leasing, subleasing, insuring, using, occupying, operating and disposing of Property, and the licensing of operators thereof.

                 (d) The Lessor or any Assignee or any authorized representative of either, may, no more often than once in any twelve (12) consecutive month period, unless an Event of Default has occurred and is continuing, during reasonable business hours (unless an Event of Default has occurred and is continuing), inspect Property and Permits and related documents covering Property wherever the same may be located, but neither the Lessor nor any Assignee shall have any duty to make any such inspection.

                 (e) The Lessee shall not, without the prior written consent of the Lessor, permit, or suffer to exist, and shall promptly remove and discharge any Lien, including mechanics' liens (other than Permitted Liens or those Liens placed thereon by, or arising from, the Lessor's own actions or which are subject to a Permitted Contest), and the Lessee shall not assign any right or interest herein or in any Property or in the leasehold interest in any Ground Lease, or its obligations in respect of Basic Rent or any other sum payable under this Lease or the Acquisition and Construction Agreement. The Lessee shall not, without the prior written consent of the Lessor, which consent shall not be unreasonably withheld or denied, sublease or otherwise relinquish possession of any Property, except that (i) the Lessee may relinquish possession of any Property to any contractor for use in performing work for the Lessee on such Property; provided that such relinquishment of possession shall in no way affect the obligations of the Lessee or the rights of the Lessor hereunder or with respect to the Property or any obligation of the Guarantor under the Guaranty with respect thereto and (ii) the Lessee may sublease any Property so long as (A) no such sublease shall modify or limit any right or power of the Lessor hereunder or affect or reduce any obligation of the Lessee hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not of a guarantor or surety, as though no such subletting had been made and (B) the Guarantor shall remain liable for the payment and





AMENDED AND RESTATED LEASE AGREEMENT - Page 13 performance of the Lessee under this Lease or any Ground Lease. Any sublease made otherwise than as expressly permitted by this paragraph (e) shall be void and of no force and effect. As additional security to the Lessor for the performance of the Lessee's obligations under this Lease, the Lessee hereby assigns to the Lessor all of its right, title and interest in and to all subleases permitted hereby. Unless an Event of Default shall have occurred and be continuing hereunder, the Lessee shall be entitled to collect and enjoy such rents and other sums; upon the occurrence of an Event of Default, the Lessor shall have the present and continuing right to collect and enjoy all rents and other sums of money payable under any such sublease as long as such Event of Default is continuing, and the Lessee hereby irrevocably assigns such rents and other sums to the Lessor for the benefit and protection of the Lessor. The Lessee shall, within thirty (30) days after the execution of any such sublease, deliver a conformed copy thereof to the Lessor. Nothing contained in this Lease shall be construed as constituting the consent or request of the Lessor, express or implied, to or for the performance by any contractor, laborer, materialman or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to any Property or any part thereof. Notice is hereby given that the Lessor will not be liable for any labor, services or materials furnished or to be furnished to the Lessee, or to anyone holding any Property or any part thereof through or under the Lessee, and that no mechanics' or other liens for any such labor, services or materials shall attach to or affect the interest of the Lessor in and to the Property.

                 (f) If any Lien or charge of any kind or any judgment, decree or order of any court or other governmental authority (including, without limitation, any state or local tax lien affecting the Property), whether or not valid, shall be asserted or entered which might interfere with the due and timely payment of any sum payable or the exercise of any of the rights or the performance of any of the duties or responsibilities under this Lease, the Lessee shall, upon obtaining knowledge thereof or upon receipt of notice to that effect from the Lessor and subject to SECTION 27 hereof, promptly take such action as may be necessary to prevent or terminate such interference.

                 (g) Unless otherwise required by law, all documents submitted to or filed with or generated pursuant to the requirements of any Environmental Agency shall be filed solely in the name of the Lessee or of the previous owner(s) or operator(s) of each Remediation Property, if such previous owner(s) or operator(s) are or may be liable or responsible, by law, contract or otherwise, for remediation of such Remediation Property. In the event that the Lessee obtains a formal determination from an Environmental Agency that remediation is complete with respect to a Remediation Property, the Lessee shall promptly deliver a copy thereof to the Lessor and any Assignee.

                 SECTION 9        Maintenance, Improvement and Repair of
Property.

                 (a) The Lessor hereby assigns and otherwise makes available to the Lessee any and all rights the Lessor may have under any vendor's or manufacturer's warranties or undertakings with respect to any Property; provided that upon the occurrence of an Event of Default, the Lessee shall, upon the request of the Lessor, relinquish all rights in any such warranties or undertakings to the Lessor and shall, in such connection, execute such documents as the Lessor may reasonably request.

                 (b) The Lessee shall pay all costs, expenses, fees and charges incurred in connection with the ownership, use, occupancy or operation of any Unit of Property. Except as otherwise provided in SECTION 15 hereof, the Lessee shall at all times, at its own expense, and subject to ordinary wear and tear, keep all Property in good operating order, repair, condition and appearance and maintain all Property in accordance with prudent industry standards and in a manner consistent with that of other similar facilities owned or operated by it or its affiliates. The foregoing undertaking to maintain Property in good repair shall apply regardless of the cause necessitating repair and regardless of whether the Lessee has possession of the Property, and as between the Lessor and the Lessee, all risks of damage to Property are assumed by the Lessee. With respect to any Unit of Property, the undertaking to maintain in good repair shall include, without limitation, all interior and exterior repairs, whether structural or nonstructural, foreseen or unforeseen, ordinary or extraordinary and all common area maintenance, including, without limitation, replacement of worn out parts of Property, removal of dirt, snow, ice, rubbish and other obstructions and maintenance of sidewalks and landscaping. The Lessee hereby agrees to indemnify and hold the Lessor harmless from and against





AMENDED AND RESTATED LEASE AGREEMENT - Page 14 all costs, expenses, claims, losses, damages, fines or penalties, including reasonable counsel fees, arising out of or due to the Lessee's failure to fulfill its obligations under this paragraph (b).

                 (c) With respect to any Unit of Property, the Lessee shall pay: all property taxes, sales, use and value-added taxes, assessments, levies, fees, water and sewer rents and charges, and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time, imposed or levied upon or assessed against
(A) such Unit or (B) any Basic Rent, any Additional Rent or other sum payable hereunder or this Lease, the leasehold estate hereby created, and all charges of utilities and communications services serving such Unit. The Lessee will furnish to the Lessor, promptly after demand therefor, proof of payment of all items referred to above which are payable by the Lessee. If any such assessments may legally be paid in installments, the Lessee may pay such assessment in installments; provided that unless the Lessee has irrevocably committed or is required to, and does, purchase such Unit on or prior to the expiration or earlier termination of the Lease Term or any Extended Term, all assessments referred to in this paragraph (c) shall be paid in full prior to the expiration or earlier termination of the Lease Term or any Extended Term.

                 (d) So long as no Event of Default shall have occurred and be continuing, the Lessee may, at its expense, make additions to and alterations to any Unit of Property; provided that upon completion of such additions or alterations (i) neither the fair market value of the Unit of Property shall be lessened thereby nor the condition of such Unit of Property impaired, below the value, utility or condition thereof immediately prior to such action (assuming such Unit of Property was then of a condition and repair required to be maintained pursuant to paragraph (b) of this SECTION 9), and
(ii) such work shall be completed in a good and workmanlike manner and shall be in compliance with all applicable Legal Requirements and Insurance Requirements. Any and all such additions and alterations shall be and remain part of the Unit of Property and shall be subject to this Lease, except that any addition to Property made by the Lessee shall remain the property of the Lessee if it can be removed from such Property without causing an unrepaired material impairment of the functioning of such Property or its resale value, excluding such addition. Any improvements or additions which do not remain the property of the Lessee shall be evidenced by a revised Unit Leasing Record.

                 (e) The Lessee agrees to use and operate each Unit such that the fair market value of such Unit is not lessened as a result of any change in the nature of use and operation of any such Unit as compared to the fair market value that such Unit would have had such Unit been used in the same manner as contemplated at the inception of this Lease.

                 (f) The Lessee may, from time to time, replace any equipment, furnishings or fixtures used in connection with any Unit with similar or different equipment, furnishings or fixtures so long as such replacement property (i) is of equal or greater value, in the Lessee's good faith judgment, as compared to the replaced property and (ii) will be in such condition so as to enable the Lessee to use and operate each such Unit for the same general purpose as contemplated at the inception of this Lease. As any equipment, furnishing or fixture is substituted at a Unit pursuant to this paragraph (f), title to such substitute property shall automatically be transferred to the Lessor and such substitute property shall be subject to this Lease and title to the replaced equipment, furnishing or fixture shall be automatically transferred by the Lessor to the Lessee.

                 SECTION 10       Insurance.

                 (a) Commercial General Liability Insurance. The Lessee will carry at its own expense comprehensive commercial general liability insurance covering the legal liability of the Lessor and the Lessee against claims for bodily injury, death or property damage, occurring on, in or about each Unit of Property or occurring as a result of ownership of facilities located on each Unit of Property or as a result of the use of products or materials manufactured, stored, processed, constructed or sold, or services rendered, (i) in an amount which is consistent with prudent industry practice but, in any event, not less than the commercial general liability insurance applicable to similar property owned, leased or held by the Lessee; provided that in no event shall such amounts be less than





AMENDED AND RESTATED LEASE AGREEMENT - Page 15

$15,000,000 per occurrence, (ii) of the types usually carried by corporations engaged in the same or a similar business, similarly situated with the Lessee, and owning or operating similar property and which cover risk of the kind customarily insured against by such corporations, and (iii) which is maintained in effect with insurers of recognized responsibility reasonably satisfactory to the Lessor.

                 (b) All Risk Property Insurance. The Lessee will maintain in effect with insurers of recognized responsibility reasonably satisfactory to the Lessor, at its own expense, physical damage insurance with respect to each Unit of Property, which is of the type usually carried by corporations engaged in the same or similar business, similarly situated with the Lessee, and owning or operating similar property and which covers risk of the kind customarily insured against by such corporations, and in substantially the amount applicable to similar property owned, leased or held by the Lessee; provided that such insurance shall at all times be in an amount not less than the Termination Payment with respect to such Unit. Such insurance shall include all risk insurance coverage against losses by fire, lightning, explosion and other risks for the full insurable replacement value of such Unit, with agreed amount endorsement or endorsements providing equivalent protection, including loss by windstorm, flood, hail, explosion, riot (including riot attending a strike), civil commotion, aircraft, vehicles, smoke damage, and vandalism and malicious mischief, in amounts not less than the full insurable replacement value of all buildings and other improvements on such Unit, but in no event less than the Acquisition Cost of such Unit. The term "full insurable replacement value" as used herein means the actual replacement cost, including the costs of debris removal, but excluding the cost of constructing foundation and footings.

                 (c) Other Policies. The Lessee shall comply with applicable workers' compensation laws of the states where each Unit of Property is located, and shall maintain such insurance if and to the extent necessary for such compliance. The Lessee will maintain explosion and machinery insurance in respect of any boilers and similar apparatus located on each Unit in the minimum amount of $250,000 or in such greater amounts as are then customary for property similar in use to such Unit.

                 (d) Self-Insurance; Adjustments. Notwithstanding the foregoing, the Lessee may self-insure (i) with respect to the required coverage for physical damage insurance, for up to $5,000,000 with respect to any one occurrence, and (ii) with respect to the required coverage for liability insurance, for up to $10,000,000 with respect to any one occurrence. Insurance claims by reason of damage or destruction to any Unit of Property shall be adjusted by the Lessee unless a Potential Default or an Event of Default has occurred and is continuing.

                 (e) Additional Insureds; Notice. Any policies of insurance carried in accordance with this SECTION 10 and any policies taken out in substitution or replacement for any such policies (i) shall name the Lessor, the general partner of the Lessor and its members, officers and directors, the limited partners of the Lessor, the Trustee, each Certificate Holder, the Assignee and each Lender as additional insureds, as their respective interests may appear (but without imposing upon any such Person any obligation imposed on the insured, including, without limitation, the liability to pay the premium for any such policy), (ii) with respect to insurance carried in accordance with the preceding paragraph (b), shall name the Assignee, if any, and the Lessor as loss payees, (iii) with respect to insurance carried in accordance with the preceding paragraphs (a) and (b), shall provide that as against the Lessor the insurers shall waive any rights of subrogation, (iv) shall provide that if the insurers cancel such insurance for any reason whatsoever, or any substantial change is made in the coverage, such cancellation, or change shall not be effective as to the Lessor, the general partner of the Lessor, and its members, officers and directors, the limited partners of the Lessor, the Trustee, any Certificate Holder, the Assignee or any Lender for thirty (30) days after receipt by the Lessor, the general partner of the Lessor, and its members, officers and directors, the limited partners of the Lessor, the Trustee, any Certificate Holder, any Lender or such Assignee, as the case may be, of written notice by such insurers of such cancellation or change and (v) shall provide that in respect of the interest of the Lessor, the general partner of the Lessor, and its members, officers and directors, the limited partners of the Lessor, the Trustee, any Certificate Holder, the Assignee and any Lender, in such policies, the insurance shall not be invalidated by any action or inaction of the Lessee or any other Person (other than of the Lessor, the general partner of the Lessor, and its members, officers and directors, the limited partners of the Lessor, the Assignee or any Lender in respect of its





AMENDED AND RESTATED LEASE AGREEMENT - Page 16 own interest) and shall insure the interests of the Lessor, the general partner of the Lessor, and its members, officers and directors, the limited partners of the Lessor, the Trustee, any Certificate Holder, the Assignee and any Lender, as they appear, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by the Lessee or any other Person. Each liability policy (A) shall be primary without right of contribution from any other insurance which is carried by the Lessor with respect to its interest as such in the Property and (B) shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

                 (f) Application of Insurance Proceeds for Loss or Taking. As between the Lessor and the Lessee it is agreed that any insurance payments received as the result of the occurrence of (i) any event of loss described in paragraph (c) of SECTION 15 hereof with respect to any Unit of Property, or
(ii) any event of Taking described in SECTION 16 hereof shall be paid to an account of the Lessor and disposed of, as set forth in paragraph (c) of SECTION 15 hereof.

                 (g) Application of Insurance Proceeds for Other than Loss or Taking. As between the Lessor and the Lessee, the insurance proceeds of any property damage loss to any Property in excess of $3,000,000 (Three Million Dollars) will be held in an account of the Lessor and applied in payment (or to reimburse the Lessee) for repairs or replacement in accordance with the terms of paragraph (b) of SECTION 15 hereof. The Lessee shall be entitled (i) to receive the amounts so deposited against certificates, invoices or bills reasonably satisfactory to the Lessor, delivered to the Lessor from time to time as such work or repair progresses, and (ii) to direct the investment of the amounts so deposited as provided in paragraph (g) of this SECTION 10. Any moneys remaining in the aforesaid account after final payment for repairs has been made shall be paid to the Lessee.

                 (h) Investment. The Lessor, at the Lessee's instruction, shall invest the amounts deposited with the Lessor pursuant to paragraph (f) of this SECTION 10 in any investments permitted under the Financing Agreement. Such investments shall mature in such amounts and on such dates so as to provide that amounts shall be available on the draw dates sufficient to pay the amounts requested by and due to the Lessee. Any interest earned on investments of such funds shall be paid to the Lessee. The Lessor shall not be liable for any loss resulting from the liquidation of each and every such investment and the Lessee shall bear the risk of such loss, if any.

                 (i) Application in Default. Any amount referred to in paragraphs (d), (e) or (f) of this SECTION 10 which is payable to the Lessee shall not be paid to the Lessee or, if it has been previously paid to the Lessee, shall not be retained by the Lessee, if at the time of such payment an Event of Default shall have occurred and be continuing. In such event, all such amounts shall be paid to and held by the Lessor as security for the obligations of the Lessee hereunder or, at the Lessor's option, applied by the Lessor toward payment of any of such obligations of the Lessee at the time due hereunder as the Lessor may elect. At such time as there shall not be continuing any Event of Default, all such amounts at the time held by the Lessor in excess of the amount, if any, which the Lessor shall have elected to apply as above provided shall be paid to the Lessee.

                 (j) Certificates, etc. On or before the execution of this Lease, on the Effective Date with respect to any Unit of Property, and annually on or before the anniversary of the date of this Lease, the Lessee will furnish to the Lessor certificates or other evidence from the Lessee's independent insurance brokers certifying that the insurance then carried and maintained on each Unit of Property complies with the terms hereof.

                 (k) Prosecution of Claims. The Lessee may, at its own cost and expense, prosecute any claim against any insurer or contest any settlement proposed by any insurer, and the Lessee may bring any such prosecution or contest in the name of the Lessor, the Lessee, or both, and the Lessor will join therein at the Lessee's request; provided that the Lessee shall indemnify the Lessor against any losses, costs or expenses (including reasonable attorneys' fees) which the Lessor may incur in connection with such prosecution or contest.





AMENDED AND RESTATED LEASE AGREEMENT - Page 17

                 SECTION 11       Indemnities.

                 The Lessee shall indemnify and hold harmless the Lessor, the Trustee, each Certificate Holder, the Assignee and each Lender, any successor or successors, and any Affiliate of each of them, and their respective officers, directors, shareholders, members, partners (general and limited, including, without limitation, the general and limited partners of the Lessor), employees, agents and servants (each of the foregoing, an "INDEMNIFIED PERSON") from and against all liabilities (including, without limitation, strict liability in tort or under any Environmental Law), taxes (to the extent set forth in SECTION 11(c) below), losses, obligations, claims, damages, penalties, causes of action, suits, costs and expenses (including, without limitation, reasonable fees and expenses of attorneys and accountants so long as, unless an Event of Default shall have occurred and be continuing, such attorneys and accountants were hired with the prior written consent of the Lessee or the Guarantor, not to be unreasonably withheld) or judgments of any nature (collectively, "EXPENSES") relating to or in any way arising out of:

                 (a) The ordering, design, delivery, acquisition, construction, maintenance, title on acquisition, rejection, installation, possession, titling, retitling, registration, reregistration, custody by the Lessee of title and registration documents, ownership, use, non-use, misuse, financing, lease, sublease, operation, transportation, repair, reconstruction, control, lease under a Ground Lease, or disposition, including, without limitation, disposition at the end of any Basic Term or Extended Term of any Property or the presence of or the release of Contaminants or Hazardous Substances on, under, to or from, or the generation or transportation of Contaminants or Hazardous Substances to or from, or the failure to report, disclose or remediate the foregoing with respect to any Property, leased or to be leased hereunder (including, without limitation, any costs, claims, or liabilities arising under any Federal, state or local Environmental Law, rule or regulation, relating to the ownership, financing or use of any Property), except (i) to the extent that such costs are included in the Acquisition Cost of such Property, (ii) for any general administrative expenses of the Lessor,
(iii) taxes (the sole indemnification for which is acknowledged by the Lessor and each Indemnified Person to be provided under paragraph (c) of this SECTION
11) and (iv) that this indemnity shall not increase any payment required to be made by the Lessee pursuant to SECTION 12 of this Lease;

                 (b) The assertion of any claim or demand based upon any infringement or alleged infringement of any patent or other right, by or in respect of any Property; provided, however, that upon request of the Lessee, the Lessor will make available to the Lessee the Lessor's rights under any similar indemnification arising from any manufacturer's or vendor's warranties or undertakings with respect to any Property;

                 (c) All U.S. Federal, state, county, municipal, or other fees and taxes of whatsoever nature, including, but not limited to, license, qualification, franchise, withholding, sales, use, gross income, gross receipts, ad valorem, business, personal property, real estate, value added, excise, motor vehicle, occupation fees and stamp or other taxes or tolls of any nature whatsoever, and penalties and interest thereon, whether assessed, levied against or payable by the Lessor or otherwise, with respect to any Property or the acquisition, purchase, sale, rental, use, operation, control, ownership or disposition of any Property (including, without limitation, any claim by any Governmental Authority for transfer tax, transfer gains tax, mortgage recording tax, filing or other similar taxes or fees in connection with the acquisition of any Property by the Lessor or otherwise in connection with this Lease) or measured in any way by the value thereof or by the business of, investment in, or ownership by the Lessor with respect thereto; provided that this indemnity shall not apply to Federal, state or local net income taxes with respect to the receipt or accrual of Basic Rent (or amounts payable from Basic Rent), interest or fees or to franchise or other doing business taxes imposed against any Indemnified Person, in each case by a jurisdiction in which the Indemnified Person would be subject to such taxes without regard to the use or location of any Property in such jurisdiction or the activities of the Lessee in such jurisdiction; provided that notwithstanding the foregoing, the Lessee shall indemnify the Lessor for the imposition of New York City unincorporated business tax on the Lessor due to a determination that this transaction, or the management of the Lessor with respect thereto, gives rise to a taxable unincorporated business in New York City; or





AMENDED AND RESTATED LEASE AGREEMENT - Page 18

                 (d) Any violation or alleged violation by the Lessee of this Lease or of any contracts or agreements to which the Lessee is a party or by which it is bound or of any laws, rules, regulations, orders, writs, injunctions, decrees, consents, approvals, exemptions, authorizations, licenses and withholdings of objection, of any governmental or public body or authority and all other Legal Requirements.

                 The Lessee shall, no later than thirty (30) days following demand, reimburse any Indemnified Person for any sum or sums expended with respect to any of the foregoing or, upon request from any Indemnified Person, shall pay such amounts directly, not later than five (5) Business Days prior to the due date for such indemnified amount. Any payment made to or on behalf of any Indemnified Person pursuant to this SECTION 11 shall be adjusted to such amount as will, after taking into account all taxes imposed with respect to the accrual or receipt of such payment (as the same may be increased pursuant to this sentence), and all tax savings actually and currently realized as a result of the payment of such taxes or the deductibility of the underlying indemnified item including, without limitation, by way of the deductibility or ability to credit items payable from Additional Rent, equal the amount of the payment. To the extent that the Lessee in fact indemnifies any Indemnified Person under the indemnity provisions of this Lease, the Lessee shall be subrogated to such Indemnified Person's rights in the affected transaction and shall have a right to determine the settlement of claims therein. In addition, if any Indemnified Person determines in its reasonable discretion that as a result of an event giving rise to the Lessee's indemnification obligations hereunder, it has realized a tax benefit (by way of refund, deduction, credit, allocation, apportionment or otherwise including, without limitation, the deductibility or ability to credit items payable from Additional Rent) that was not otherwise taken into account in calculating the amount of Lessee's indemnification payments, then, as long as no Event of Default has occurred and is continuing, such Indemnified Person shall pay the amount of such tax benefit promptly to the Lessee, together with any additional benefit arising from the payment to the Lessee hereunder.

                 The indemnities contained in this SECTION 11 shall not be affected by any termination of this Lease as a whole or in respect of any Unit of Property leased hereunder or any failure or refusal of the Lessee to accept any Property acquired or ordered pursuant to the terms hereof.

                 Notwithstanding any provisions of this SECTION 11 to the contrary, the Lessee shall not indemnify and hold harmless any Indemnified Person against any taxes, claims and liabilities which would not have occurred but for the following: (A) in the case of the Assignee and any Lender, any representation or warranty by the Assignee or such Lender in the Financing Agreement or in any other document related to this transaction being incorrect in any material respect; or in the case of the Lessor (or any partner in the Lessor), the failure of the Lessor to comply with its covenant set forth in the Letter Agreement that it will not enter into transactions other than those contemplated by the Agent Documents and the Financing Agreement, (B) in the case of the Assignee or any Lender, the failure by such Indemnified Person to perform or observe any agreement, covenant or condition contained herein or in any other document related to this transaction in any material respect, (C) the willful misconduct or the gross negligence of such Indemnified Person, (D) a voluntary or involuntary disposition (other than a disposition during the continuance of an Event of Default) by such Indemnified Person of all or any part of its interest in any Property (other than as contemplated by this Agreement or the Financing Agreement).

                 Nothing in this SECTION 11 shall be construed as a guaranty by the Lessee of the market value of any Property.

                 If a claim is made against an Indemnified Person involving one or more Expenses and such Indemnified Person has notice thereof, such Indemnified Person shall promptly, upon receiving such notice, give notice of such claim to the Lessee; provided that the failure to provide such notice shall not release the Lessee from any of its obligations hereunder, and no payment by the Lessee to an Indemnified Person pursuant to this SECTION 11 shall be deemed to constitute a waiver or release of any right or remedy which the Lessee may have against such Indemnified Person for any actual damages as a result of the failure by such Indemnified Person to give the Lessee such notice. The Lessee shall be entitled, at its sole cost and expense, acting through counsel reasonably acceptable to the relevant Indemnified Person, (A) in any judicial or administrative proceeding that involves solely a claim for





AMENDED AND RESTATED LEASE AGREEMENT - Page 19 one or more Expenses, to assume responsibility for and control thereof, (B) in any judicial or administrative proceeding involving a claim for one or more Expenses and other claims related or unrelated to the transactions contemplated by this Agreement, to assume responsibility for and control of such claim for Expenses, to the extent that the same may be and is severed from such other claims (and such Indemnified Person shall use its best efforts to obtain such severance), and (C) in any other case, to be consulted by such Indemnified Person with respect to judicial proceedings subject to the control of such Indemnified Person. Notwithstanding anything in the foregoing to the contrary, the Lessee shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings (x) while an Event of Default shall have occurred and be continuing; (y) if such proceedings will involve any risk of criminal liability or a material risk of the sale, forfeiture or loss of any Property; or (z) to the extent that the Indemnified Person has defenses available to it which are not available to the Lessee and allowing the Lessee to assert such defenses will be prejudicial to the interests of such Indemnified Person; provided that the limitation on the Lessee's ability to control such judicial or administrative proceeding shall apply only to those aspects of such proceeding which address issues with respect to which such defenses are available.

                 The relevant Indemnified Person shall supply the Lessee with such information reasonably requested by the Lessee as is necessary or advisable for the Lessee to control or participate in any proceeding to the extent permitted by this SECTION 11. Such Indemnified Person shall not enter into a settlement or other compromise with respect to any Expense without the prior written consent of the Lessee, which consent shall not be unreasonably withheld or delayed, unless such Indemnified Person waives its right to be protected with respect to such Expense under this SECTION 11.

                 To the extent that any of the Expenses contemplated in this
SECTION 11 are not specifically attributable to either Ultramar Inc., Ultramar Energy Inc., Diamond Shamrock Leasing, Inc., Diamond Shamrock Arizona, Inc., or Diamond Shamrock Refining and Marketing Company, those entities shall decide, in their sole discretion, which of them shall be responsible for such Expenses; provided that under all circumstances, as between those entities, responsibility shall be allocated for one hundred percent (100%) of all such Expenses and if those entities shall fail to decide within three (3) Business Days of demand as to which of them shall be responsible, the Lessor may in its sole discretion allocate such Expenses between them as it deems appropriate.

                 SECTION 12       Lease Expiration.

                 (a) In the event the Lessee has not notified the Lessor that it intends to purchase all Property under this Lease pursuant to SECTION 13 hereof and the Lessee desires to terminate this Lease with respect to such Property, the Lessee shall provide notice to the Lessor of its intention to exercise such right at least twelve (12) months prior to the expiration of the Lease Term or the Extended Term, as the case may be.

                 (b) In the event that the Lessee provides the termination notice contemplated in paragraph (a) above, the Lessor's obligations under this
SECTION 12 shall be subject to satisfaction of the following conditions (the "RETURN PROVISIONS"): (A) on the Lease Termination Date, (i) no Event of Default or Potential Default shall have occurred and be continuing, (ii) no Unit of Property shall be undergoing any repairs, additions or alterations that would have an adverse effect on the fair market value of such Unit of Property and (iii) each Unit of Property shall be in compliance with all Legal Requirements, except any Legal Requirements, the non-compliance with which, individually or in the aggregate, (1) will not place either the Lessor or any Assignee in any danger of civil liability for which the Lessor or any Assignee is not adequately indemnified (the Lessee's obligations under SECTION 11 of this Lease shall be deemed to be adequate indemnification if no Event of Default exists and if the aggregate amount of such civil liability for which such Person is not indemnified by bond or otherwise is reasonably likely to be less than $300,000 with respect to all Units or subject the Lessor or any Assignee to any risk of criminal liability as a result of a failure to comply therewith, (2) will not decrease by any amount the fair market value of the Unit, (3) is consistent with prudent business practices, and (4) is not prohibited under the provisions of any Ground Lease relating to such Unit, (B) on or prior to the Lease Termination Date, the Lessee shall deliver to the Lessor a report of an independent environmental consultant (which may be selected by the Lessor and shall be at the expense of the Lessee),





AMENDED AND RESTATED LEASE AGREEMENT - Page 20 which report of such consultant shall be satisfactory in scope and substance to the Lessor, the Assignee and the Certificate Holders, each in its sole discretion addressing the environmental hazards or liabilities associated with such Unit of Property, (C) on or prior to the Lease Termination Date, the Lessee shall deliver to the Lessor a report of an independent appraiser (which may be selected by the Lessor and shall be at the expense of the Lessee; provided that the report of such appraiser shall be satisfactory in scope and content to the Lessor, the Assignee and the Certificate Holders, each in its sole discretion), to the effect that each Unit of Property under this Lease (i) has been maintained in accordance with the terms and conditions of SECTION 9 of this Lease and has not been subjected to any wear and tear in excess of that attributable to normal use and (ii) meets or exceeds the design specifications listed in the appraisal provided to the Lessor and the Assignee pursuant to
Section 4 of the Acquisition and Construction Agreement, and includes all items of personal property contemplated by such appraisal and (D) the Lessee shall take all steps as are required to transfer to, or to procure on behalf of, the Lessor, or a designee of the Lessor, all required Permits and to bring the Property into conformity with all Legal Requirements and Insurance Requirements for occupancy and use as a retail fuel outlet convenience store/car wash or office building and other commercial use and related uses of the kind contemplated by the appraisal required pursuant to clause (C) above.

                 In the event the Lessee fails to comply with any of the Return Provisions, the Lessee shall, on the Lease Termination Date, purchase all Property from the Lessor for an amount equal to the Termination Payment. In connection with any such purchase, the Lessee shall pay to the Lessor the Termination Payment, all Basic Rent payable and any Additional Rent and all other amounts owing hereunder. Lessor and Lessee agree that this provision is of the essence of this Agreement and that specific performance is the only remedy sufficient to enforce the parties' intention in this regard.

                 (c) In the event the Lessee has complied with each of the Return Provisions, the Lessee shall, on the Lease Termination Date, terminate this Lease with respect to all Property, surrender such Property to the Lessor and pay to the Lessor the Residual Guaranty Payment with respect to such Property and all other amounts owing by the Lessee hereunder. Upon such surrender, the Lessor shall sell such Property to a third party on an arms length basis and the Lessee shall have no further right, claim or interest in such Property (it being understood that the Lessor shall be entitled to commence the marketing of such Property at any time subsequent to the receipt of the termination notice contemplated in paragraph (a) of this SECTION 12, and the Lessee agrees that it shall cooperate in connection therewith). The proceeds of sale received by the Lessor from any sale of such Property shall be retained by the Lessor; provided that if the proceeds of such sale, together with the Residual Guaranty Payment paid by the Lessee, exceed the sum of (x) the Acquisition Cost of such Property, (y) all other amounts payable by the Lessee hereunder or by the Lessor under the Financing Agreement, and (z) the equity return on such Acquisition Cost that the Lessor would have earned had this Lease remained in effect through the date of such sale, such excess shall, no later than one hundred eighty (180) days following receipt thereof, be paid by the Lessor to the Lessee. The Lessee shall use reasonable efforts during the last six (6) months of the Lease Term with respect to such Property (unless this Lease has been extended pursuant to SECTION 13 hereof), and during the last six (6) months of the Extended Term, if any, to seek on behalf of the Lessor bona fide arms-length bids for not less than all such Property from prospective purchasers who are financially capable of purchasing such Property for cash, on an as-is, non-installment sale basis, without warranty by, or recourse to, the Lessor. The Lessee shall notify the Lessor of the amount of each such bid, and the name and address of the Person submitting such bid.

                 (d) In the event the Lessee shall surrender such Property to the Lessor or to a purchaser of such Property from the Lessor pursuant to the provisions of this SECTION 12, on the Lease Termination Date applicable to such Property, the Lessee shall pay to the Lessor, in addition to the Residual Guaranty Payment, all Basic Rent payable with respect to such Property and any Additional Rent and other amounts owing hereunder. Upon payment by the Lessee to the Lessor of all amounts owing under this SECTION 12 and delivery of all Property under this Lease to the Lessor or such purchaser, this Lease shall terminate with respect to such Property, except to the extent provided in
SECTION 11 hereof.

                 SECTION 13       Lessee's Rights of Purchase; Lease Extension.





AMENDED AND RESTATED LEASE AGREEMENT - Page 21

                 (a) The Lessee shall have the right (i) upon at least twelve (12) months' written notice to the Lessor, to purchase the Lessor's interest in all Property on the Lease Termination Date, (ii) in the case of any purchase during the Lease Term other than during the twelve (12) month period prior to and ending on the Lease Termination Date, upon at least thirty (30) days written notice to the Lessor, to purchase the Lessor's interest in all Property then subject to this Lease on any Basic Rent Payment Date during the Lease Term or (iii) upon at least thirty (30) days' written notice to the Lessor, to purchase any Unit of Property which has, in the good faith judgment of the Lessee, become uneconomic, impractical or unsuitable for continued use and occupancy as an office building, for such other commercial purposes as such Other Commercial Improvements have been constructed, or as a retail fuel outlet/convenience store/car wash and related uses such as a quick service restaurant ("UNECONOMIC CONDITION"), on any Basic Rent Payment Date during the Lease Term. The purchase price payable by the Lessee shall be the Termination Payment, in the case of a purchase pursuant to clauses (i) or (ii) above or the Acquisition Cost of the relevant Unit in the case of a purchase pursuant to clause (iii) above. In connection with any purchase under this paragraph (a), on the date upon which such purchase occurs, the Lessee shall pay to the Lessor the purchase price, all Basic Rent payable and any Additional Rent and other amounts owing hereunder.

                 (b) Notwithstanding anything to the contrary in the foregoing, so long as no Event of Default has occurred and is continuing, the Lessee may, in its notice to the Lessor of its intent to exercise its purchase option pursuant to SECTION 13(A)(I) hereof, specify that the Lessor obtain financings (including both debt and equity financing) on terms acceptable to it and the Lessee in order to finance the Lessor's ownership of the Property during the Extended Term. After its receipt of such request, the Lessor shall make reasonable efforts to arrange for such financing commitments. The terms of such financing commitment shall be subject to the written approval of the Lessee.

                 (c) The Lessor will advise the Lessee in writing not later than three (3) months prior to the Lease Termination Date as to whether it has been able to obtain financing commitments on terms and conditions acceptable to it to finance the Property for the period of the Extended Term. In such notice, the Lessor shall identify such terms and conditions. The Lessee shall have the right, within thirty (30) days of its receipt of the foregoing notice of the Lessor, to specify in writing (i) whether the terms and conditions of such financing are acceptable to it and (ii) whether the Lessee agrees to lease the Property for the Extended Term. The notice of the Lessee contemplated by the preceding sentence shall be irrevocable.

                 (d) In the event that (i) the Lessor shall not obtain financing commitments to finance the Property on terms and conditions acceptable to it and the Lessee or (ii) the Lessee shall not give the notice set forth in paragraph (c) above within the 30 day period specified therein, then this Lease shall not be extended and the Lessee shall purchase the Property by paying the Termination Payment and all other amounts payable pursuant to SECTION 13(A) hereof.

                 (e) If the Lessee states in its notice delivered pursuant to paragraph (c) above that the terms and conditions of the proposed financing are acceptable to it, the Lessor shall schedule the closing of the financing contemplated by the financing commitments on or before the date which is one
(1) month prior to the Lease Termination Date. The Lessor shall notify the Lessee in writing promptly of the closing of such financing or that such financing shall have failed to close on such scheduled date. Upon the date of such closing the Property shall, subject to the terms and conditions of this Lease, be leased hereunder for the Extended Term. If the closing shall not occur on or before the date which is one (1) month prior to the last day of the Lease Term, then the lease of the Property shall terminate on the Lease Termination Date and the Lessee shall on such date purchase all Property from the Lessor by paying the Termination Payment and all other amounts payable pursuant to SECTION 13(A) hereof.

                 SECTION 14       Lessor's Right to Terminate.

                 If with respect to a Remediation Property the Lessee shall fail to complete all Clean-Up within twenty- four (24) months from the date such Unit of Property was acquired, then the Lessor shall have the right (after





AMENDED AND RESTATED LEASE AGREEMENT - Page 22 considering, based on the Lessor's good faith judgment and in consultation with any Assignee, any request from the Lessee for an extension of the period set forth above; provided, however, that any such consideration or consultation shall not, and shall not be deemed to, extend such period in any way) upon at least three (3) days notice to the Lessee to terminate the lease of such Remediation Property as of the immediately succeeding Basic Rent Payment Date. On such Basic Rent Payment Date, the Lessee shall be obligated to purchase the Lessor's interest in such Remediation Property and Property related thereto and to pay to the Lessor, as the purchase price for such interest, the sum of the Acquisition Cost of such Remediation Property. The Lessor shall on such Basic Rent Payment Date transfer to the Lessee title to the Lessor's interest in such Remediation Property and all rights of the Lessor against the lessor under the Ground Lease relating to such Remediation Property and the Lessor shall have no further obligations under this Lease with respect to such Remediation Property. In connection with any purchase under this SECTION 14, on such stipulated Basic Rent Payment Date, the Lessee shall pay to the Lessor, in addition to any purchase price payable, all Basic Rent payable, and any Additional Rent and other amounts owing hereunder.

                 SECTION 15       Loss of or Damage to Property.

                 (a) The Lessee hereby assumes all risk of loss of or damage to Property, however caused. No loss of or damage to any Property shall impair any obligation of the Lessee under this Lease, which shall continue in full force and effect with respect to any lost or damaged Property.

                 (b) Subject to the right of the Lessee to effect substitution of a Unit of Property pursuant to SECTION 32 hereof, in the event of damage of any kind whatsoever to any Property (unless the same is determined by the Lessee to be damaged beyond repair) the Lessee, at its own cost and expense, shall place the same in good operating order, repair, condition and appearance. The Lessee's right to any proceeds paid under any insurance policy or policies required under SECTION 10 of this Lease with respect to any such damage to any Property which has been so placed by the Lessee in good operating order, repair, condition and appearance shall be governed by paragraph (g) of
SECTION 10 hereof.

                 (c) If (i) any Unit of Property is lost, stolen, destroyed, seized, confiscated, rendered unfit for use or damaged beyond repair (in the reasonable judgment of the Lessee), or (ii) the use thereof by the Lessee in the ordinary course of business is prevented by the act of any third Person or Persons or governmental instrumentality for a period exceeding forty-five (45) days, or (iii) such Unit of Property is attached (other than on a claim against the Lessor as to which the Lessee is not obligated to indemnify the Lessor) and the attachment is not removed within forty- five (45) days, or
(iv) a Taking as described in SECTION 16 hereof shall occur, or (v) any Unit of Property is damaged and the Lessee elects not to rebuild or repair such Unit or such rebuilding or repairs could not be expected to restore such Unit to its previous working order prior to the expiration of the Lease Term or such rebuilding or repairs would exceed forty percent (40%) of the Acquisition Cost of such Unit, then (subject to the right of the Lessee to effect substitution of a Unit of Property pursuant to SECTION 32 hereof), in any such event, (A) the Lessee shall promptly notify the Lessor in writing of such event, (B) on the first Basic Rent Payment Date following such event the Lessee shall pay to the Lessor an amount equal to the Acquisition Cost of such Unit, (C) the Lease Term or Extended Term of such Unit shall continue until the Basic Rent Payment Date on which the Lessor receives payment from the Lessee of the amount payable pursuant to clause (B) of this paragraph (c) and of Basic Rent payable to and including the date of purchase, and any Additional Rent and other amounts owing hereunder in respect of such Unit, and shall thereupon terminate and (D) the Lessor shall on such Basic Rent Payment Date transfer title to such Unit to the Lessee, and the Lessee shall be subrogated to the Lessor's rights in the affected transaction. So long as no Event of Default relating to nonpayment of money or insolvency has occurred and is continuing hereunder, the right to insurance and condemnation proceeds, if any, received by the Lessor shall be assigned by the Lessor to the Lessee upon the payment by the Lessee of all amounts referred to in the preceding sentence.

                 SECTION 16       Condemnation and Dedication of Property;
Easements.





AMENDED AND RESTATED LEASE AGREEMENT - Page 23

                 (a) If the use, occupancy or title to all or a substantial portion of a Unit of Property is taken, requisitioned or sold in, by or on account of actual or threatened eminent domain proceedings or other action by any person or authority having the power of eminent domain (such events collectively referred to as a "TAKING"), then (subject to the right of the Lessee to effect substitution of a Unit of Property pursuant to SECTION 32 hereof) the Lease Term or Extended Term shall terminate as provided in paragraph (c) of SECTION 15 hereof. Upon receipt of proceeds from any award or sale made in connection with such Taking, if the Lessee has paid all amounts owing under paragraph (c) of SECTION 15 hereof, so long as no Event of Default or Potential Default has occurred and is continuing, the Lessor shall remit to the Lessee the net amount of such proceeds remaining after reimbursement for all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the Lessor in connection with the negotiation and settlement of any proceedings related to such Taking. A Taking shall be deemed to affect a "substantial portion" of a Unit if, after such Taking, such Unit of Property is unusable for the Lessee's ordinary business purposes.

                 (b) If less than a substantial portion of a Unit of Property is subject to a Taking, then this Lease shall continue in effect as to the portion of the Unit not taken and any proceeds, so long as no Event of Default or Potential Default has occurred and is continuing, shall be paid to the Lessee; provided that if the amount of such proceeds exceeds $10,000, such proceeds shall be paid to the Lessor, the Acquisition Cost of such Unit shall be reduced accordingly and, to the extent required by the Financing Agreement, the Lessor shall make a corresponding prepayment of the amounts owed under the Financing Agreement. A revised Unit Leasing Record shall be prepared by the Lessor to properly reflect the correct legal description and any reduction in the Acquisition Cost of such Unit following such Taking.

                 (c) So long as no Event of Default hereunder has occurred and is continuing, the Lessee shall have the right (i) to grant easements for the benefit of any Unit of Property, (ii) to voluntarily dedicate or convey, as required, portions of any Unit of Property for road, highway and other public purposes and (iii) to voluntarily execute petitions to have any Unit of Property or a portion thereof annexed to any municipality or included within any utility, highway or other improvement or service district; provided that no more than minor restoration is required. If any monetary consideration is paid for such easement or dedication, the Lessee shall be entitled to receive or retain such consideration.

                 The Lessee shall exercise the above power to grant without the joinder of the Lessor, except that the Lessor will cooperate, without unreasonable delay and at the Lessee's expense, as necessary and join in the execution of any appropriate instrument or shall execute any separate instrument as necessary. As a condition precedent to the Lessee's exercise of any of the Lessee's powers under this SECTION 16, (i) the Lessee shall give the Lessor five (5) Business Days' prior written notice of the proposed action and
(ii) the Lessee shall provide to the Lessor a certificate of the Lessee stating that such action will not adversely affect either the fair market value of such Unit or the use of such Unit for its intended purpose, will not affect the Lessor's ability to exercise its rights and remedies under this Lease and that the Lessee undertakes to remain obligated under this Lease to the same extent as if the Lessee had not exercised its powers under this SECTION 16 and the Lessee will perform all obligations under such instrument and shall prepare all required documents and provide all other instruments and certificates as the Lessor may reasonably request.

                 SECTION 17       Surrender of Property.

                 Subject to the provisions of SECTIONS 12, 13, 14, 15, 19, 20, 29 and 32 hereof, upon termination of the lease of any Unit of Property hereunder, the Lessee shall surrender such Unit to the Lessor by delivering all portions of such Unit that do not constitute real property to the Lessor packed and crated at such location as the Lessor may direct. Such Property shall be surrendered in the condition required by paragraph (b) of SECTION 9 of this Lease. Any cost of removal and delivery of such Property to the Lessor shall be paid by the Lessee.

                 SECTION 18       Events of Default.





AMENDED AND RESTATED LEASE AGREEMENT - Page 24

                 Any of the following events of default shall constitute an "EVENT OF DEFAULT" and shall give rise to the rights on the part of the Lessor described in SECTION 19 hereof:

                 (a) (i) Failure of the Lessee to pay Basic Rent or other amounts payable pursuant to SECTION 7(A) hereof for more than ten (10) days after such payment is due pursuant to SECTION 7 hereof; (ii) failure of the Lessee to comply with SECTION 14 hereof, (iii) failure of the Lessee to pay amounts due to the Lessor at the time of any scheduled sale of any Unit of Property hereunder, or (iv) failure of the Lessee to pay any other amount payable by the Lessee hereunder for more than ten (10) days after receipt of written demand requesting that such payment is past due; or

                 (b) Failure to maintain the insurance required by SECTION 10 hereof, or default in the performance of any covenant contained in SECTION 8(E); or

                 (c) Default in the performance or observance of any other obligation or covenant of the Lessee pursuant to this Lease or any Consent and the continuance of such default for thirty (30) days after written notice to the Lessee by the Lessor or any Assignee; provided that if such default is curable, then such default shall not constitute an Event of Default hereunder for such longer period, not to exceed one hundred fifty (150) days, during which the Lessee is diligently pursuing the cure of such default

                 (d) The entry of a decree or order for relief in respect of the Lessee by a court having jurisdiction in the premises or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Lessee or of any substantial part of the Lessee's property, or ordering the winding up or liquidation of the Lessee's affairs, in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law; or the commencement against the Lessee of an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, and the continuance of any such case unstayed and in effect for a period of ninety (90) consecutive days; or

                 (e) The suspension or discontinuance of the Lessee's business operations, the Lessee's insolvency (however evidenced) or the Lessee's admission of insolvency or bankruptcy, or the commencement by the Lessee of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the consent by the Lessee to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Lessee or of any substantial part of the Lessee's property, or the making by the Lessee of an assignment for the benefit of creditors, or the failure of the Lessee generally to pay its debts as such debts become due, or the taking of corporate action by the Lessee in furtherance of any such action; or

                 (f) Any representation, warranty, or certification made by the Lessee in this Lease, any Consent or any document or certificate contemplated hereby or thereby proves to be false or inaccurate in any material respect on or as of the date made or deemed made; or

                 (g) An Event of Default (as defined in the Guaranty or the Residual Guaranty Payment Support) shall occur under the Guaranty or the Residual Guaranty Payment Support; or

                 (h) The Guaranty or the Residual Guaranty Payment Support ceases to be in full force and effect; or


                 (i) An Event of Default (as defined in the Acquisition and Construction Agreement) shall occur under the Acquisition and Construction Agreement; or





AMENDED AND RESTATED LEASE AGREEMENT - Page 25

                 (j) Failure of the Lessee to comply with the Return Provisions set forth in SECTION 12(B) hereof, upon the Lessee's election not to purchase all Property in accordance with SECTION 12(B) hereof, or to extend the Lease Term of the Property in accordance with SECTION 13 hereof.

                 Notwithstanding anything to the contrary contained herein, if the sole basis for the occurrence of an Event of Default is the occurrence of a Material Adverse Effect unrelated to any misrepresentation or failure to perform a covenant herein or in any other agreement, then the Termination Payment payable by the Lessee pursuant to SECTION 19 hereof shall be the Residual Guaranty Payment.

                 SECTION 19       Rights upon Default.

                 Upon the occurrence and continuation of any Event of Default the Lessor may do any one or more of the following:

                 (a) Terminate the lease of all Property leased hereunder and require payment of an amount equal to the aggregate outstanding principal amount of all notes outstanding under the Financing Agreement plus accrued interest and fees plus the stated amount of the equity investment made by the Lessor in all such Property, plus any accrued and unpaid return which would be payable, if the Lease had been in effect through the date of sale, to any general or limited partner of Lessor if Lessor had sufficient funds therefor, plus all other amounts owing under the Financing Agreement and Trust Agreement plus any unpaid fees or expenses of the Lessor and out-of-pocket costs including taxes (other than any such taxes generally excluded from the Lessee's indemnification obligations pursuant to SECTION 11(C) hereof), legal and other expenses of the Lessor associated directly or indirectly with the purchase of the Property or terminations of this Lease in each case for which the Lessee is liable under this Lease or the Acquisition and Construction Agreement (the "TERMINATION PAYMENT"). The Termination Payment will be allocated between the Lessees pro rata according to the Acquisition Cost of the Units leased by each Lessee under this Agreement;

                 (b) Whether or not the lease of any Property is terminated, take immediate possession of and remove any or all Property and other equipment or property of the Lessor in the possession of the Lessee, wherever situated, and for such purpose, enter upon any premises without liability to the Lessee for so doing;

                 (c) Whether or not any action has been taken under paragraph (a) or (b) above, sell any Property (with or without the concurrence or request of the Lessee);

                 (d) Hold, use, occupy, operate, remove, lease, sublease or keep idle any or all Property as the Lessor in its sole discretion may determine, without any duty to account to the Lessee with respect to any such action or inaction or for any proceeds thereof; and

                 (e) Exercise any other right or remedy which may be available under applicable law and in general proceed by appropriate judicial proceedings, either at law or in equity, to enforce the terms hereof or to recover damages for the breach hereof.

                 Notwithstanding anything to the contrary contained herein, if the sole basis for the occurrence of an Event of Default is the occurrence of a Material Adverse Effect unrelated to any misrepresentation or failure to perform a covenant herein or in any other agreement, then the amount payable by the Lessee pursuant to this SECTION 19 shall be the Residual Guaranty Payment for all Units plus all accrued and unpaid Basic Rent and the amounts referred to in the sixth to last paragraph of this SECTION 19; provided, further, that the failure to pay such Residual Guaranty Payment shall be an immediate Event of Default hereunder and the Lessee shall be required to pay the full Termination Payment upon such failure;





AMENDED AND RESTATED LEASE AGREEMENT - Page 26

                 Suit or suits for the recovery of any default in the payment of any sum due hereunder or for damages may be brought by the Lessor from time to time at the Lessor's election, and nothing herein contained shall be deemed to require the Lessor to await the date whereon this Lease or the term hereof would have expired by limitation had there been no such default by the Lessee or no such termination or cancellation.

                 The receipt of any payments under this Lease by the Lessor with knowledge of any breach of this Lease by the Lessee or of any default by the Lessee in the performance of any of the terms, covenants or conditions of this Lease, shall not be deemed to be a waiver of any provision of this Lease.

                 No receipt of moneys by the Lessor from the Lessee after the termination or cancellation hereof in any lawful manner shall reinstate, continue or extend the Lease Term or any Extended Term, or affect any notice theretofore given to the Lessee, or operate as a waiver of the right of the Lessor to enforce the payment of Basic Rent or Additional Rent or other charges payable hereunder, or operate as a waiver of the right of the Lessor to recover possession of any Unit of Property by proper suit, action, proceedings or remedy, it being agreed that, after the service of notice to terminate or cancel this Lease, and the expiration of the time therein specified, if the default has not been cured in the meantime, or after the commencement of suit, action or summary proceedings or of any other remedy, or after a final order, warrant or judgment for the possession of any Unit of Property, the Lessor may demand, receive and collect any moneys payable hereunder, without in any manner affecting such notice, proceedings, suit, action, order, warrant or judgment; and any and all such moneys so collected shall be deemed to be payments on account for the use and operation of any Unit of Property, or at the election of the Lessor, on account of the Lessee's liability hereunder. Acceptance of the keys to any Unit of Property, or any similar act, by the Lessor, or any agent or employee of the Lessor, during the term hereof, shall not be deemed to be an acceptance of a surrender of any Unit of Property unless the Lessor shall consent thereto in writing.

                 After any Event of Default, the Lessee shall be liable for, and the Lessor may recover from the Lessee, (i) all Basic Rent accrued to the date of payment, (ii) any Additional Rent owing with respect to all Property leased by the Lessee, (iii) all amounts payable pursuant to SECTIONS 11, 24 and 26 hereof and (iv) all losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses, commissions, filing fees and sales or transfer taxes) sustained by the Lessor by reason of such Event of Default and the exercise of the Lessor's remedies with respect thereto, including, in the event of a sale by the Lessor of any Property pursuant to this SECTION 19, all costs and expenses associated with such sale. The amounts payable in clauses
(i) through (iv) above are hereinafter sometimes referred to as the "ACCRUED DEFAULT OBLIGATIONS".

                 After an Event of Default, the Lessor may sell its interest in any Property upon any terms that the Lessor deems satisfactory, free of any rights of the Lessee or any Person claiming through or under the Lessee. In the event of any such sale, in addition to the Accrued Default Obligations, the Lessor shall be entitled to recover from the Lessee, as liquidated damages, and not as a penalty, an amount equal to the Acquisition Cost of any Property so sold, minus the proceeds of such sale received by the Lessor. Proceeds of sale received by the Lessor in excess of the Acquisition Cost of such Property sold shall be credited against the Accrued Default Obligations the Lessee is required to pay under this SECTION 19. If such proceeds exceed the Accrued Default Obligations, or,the Lessee is required to pay under this SECTION 19.
If such proceeds exceed the Accrued Default Obligations, or, if the Lessee has paid all amounts required to be paid under this SECTION 19, such excess shall be paid by the Lessor to the Lessee. As an alternative to any such sale, or if the Lessee converts any Property after an Event of Default, or if such Property is lost or destroyed, in addition to the Accrued Default Obligations, the Lessor may cause the Lessee to pay to the Lessor, and the Lessee shall pay to the Lessor, as liquidated damages and not as a penalty, an amount equal to the Acquisition Cost of such Property. In the event the Lessor receives payment pursuant to the previous sentence of this paragraph, the Lessor shall transfer all of the Lessor's right, title and interest in and to the Property to the Lessee.

                 In the event of a sale pursuant to this SECTION 19, upon receipt by the Lessor of the amounts payable hereunder, the Lessor shall transfer all of the Lessor's right, title and interest in and to the Property to the Lessee or purchaser other than the Lessee, as the case may be.





AMENDED AND RESTATED LEASE AGREEMENT - Page 27

                 No remedy referred to in this SECTION 19 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity, and the exercise in whole or in part by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all such other remedies. No waiver by the Lessor of any Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

                 With respect to the termination of this Lease as to any Unit of Property as a result of an Event of Default, the Lessee hereby waives service of any notice of intention to re-enter. The Lessee hereby waives any and all rights to recover or regain possession of any Unit of Property or to reinstate this Lease as permitted or provided by or under any statute, law or decision now or hereafter in force and effect.

                 Notwithstanding anything to the contrary set forth in this
SECTION 19, upon the payment in full by the Lessee of the Termination Payment and all Accrued Default Obligations, title to all Property and the Lessor's rights under any Ground Leases shall automatically be deemed to vest in the Lessee and the Lessor shall, following the receipt of all such amounts, execute, at the Lessee's cost and expense, such bills of sale and other title documents, on an as- is, where-is, basis, as are reasonably requested by the Lessee.

                 SECTION 20       Sale or Assignment by Lessor.

                 (a) The Lessor may assign any of its right, title or interest in the Property, this Lease or the Acquisition and Construction Agreement or in any or all amounts due from the Lessee or any third party under this Lease; provided that unless an Event of Default shall have occurred and be continuing, the Lessor has obtained the prior written consent of the Lessee to such sale or assignment.

                 (b) Any assignee shall, except as otherwise agreed by the Lessor and such assignee, have all the rights, powers, privileges and remedies of the Lessor hereunder, and the Lessee's obligations as between itself and such assignee hereunder shall not be subject to any claims or defense that the Lessee may have against the Lessor. Upon receipt of written notice from the Lessor of any such assignment, the Lessee shall thereafter make payments of Basic Rent, Additional Rent and other sums due hereunder to the assignee, to the extent specified in such notice, and such payments shall discharge the obligation of the Lessee to the Lessor hereunder to the extent of such payments. Anything contained herein to the contrary notwithstanding, no assignee shall be obligated to perform any duty, covenant or condition required to be performed by the Lessor hereunder, and any such duty, covenant or condition shall be and remain the sole obligation of the Lessor.

                 SECTION 21       Income Taxes.

                 The Lessor agrees that it will not file any Federal, state or local income tax returns during the Lease Term or Extended Term, if any, with respect to any Property that are inconsistent with the treatment of the Lessee as the sole owner of such Property for Federal, state and local income tax purposes.

                 SECTION 22       Notices and Requests.

                 All notices, offers, acceptances, approvals, waivers, requests, demands and other communications hereunder or under any other instrument, certificate or other document delivered in connection with the transactions described herein shall be in writing, shall be addressed as provided below and shall be considered as properly given (a) if delivered in person, (b) if sent by express courier service (including, without limitation, Federal Express, Emery, DHL, Airborne Express, UPS and other similar express delivery services), (c) in the event overnight delivery services are not readily available, if mailed by postage prepaid, registered or certified with return receipt requested, or (d) if sent by telecopy and confirmed; provided that in the case of a notice by telecopy, the sender shall in addition confirm such notice by writing sent in the manner specified in clauses (a), (b) or (c) of this SECTION 22. All notices shall be effective upon receipt by the addressee; provided, however, that if any notice is tendered to an addressee and





AMENDED AND RESTATED LEASE AGREEMENT - Page 28 the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. For the purposes of notice, the addresses of the parties shall be as set forth below; provided, however, that any party shall have the right to change its address for notice hereunder to any other location by giving written notice to the other parties in the manner set forth herein. The initial addresses of the parties hereto are as follows:

                 If to the Lessor:

                          Jamestown Funding, Limited Partnership
                          c/o ML Leasing Equipment Corp.
                          Project and Structured Finance Group
                          North Tower - 27th Floor, World Financial Center 250 Vesey Street
                          New York, New York 10281-1327
                          Attention: Jean M. Tomaselli
                          Telephone: (212) 449-7925
                          Telecopy: (212) 449-2854

                 If to the Lessee:

                          Ultramar Inc.
                          525 West Third Street
                          Hanford, California 93230
                          Attention: General Counsel
                          Telephone: (209) 582-0241
                          Telecopy:  (209) 583-3282

                          and

                          Ultramar Inc.
                          111 West Ocean Avenue
                          Suite 1400
                          Long Beach, California 90802
                          Attention: General Counsel
                          Telephone: (310) 437-6795
                          Telecopy:  (310) 495-5325

                          or

                          Ultramar Energy Inc.
                          2 Pickwick Plaza
                          Third Floor
                          Greenwich, CT  06830
                          Attention:  General Counsel
                          Telephone:  (203) 622-7015
                          Telecopy:   (203) 622-7007

                          or

                          Diamond Shamrock Leasing, Inc.
                          Diamond Shamrock Arizona, Inc.
                          Diamond Shamrock Refining and Marketing Company





AMENDED AND RESTATED LEASE AGREEMENT - Page 29

                          9830 Colonnade Boulevard
                          San Antonio, Texas  78230
                          Attention:  Treasurer
                          Telephone:  (210) 641-8484
                          Telecopy:   (210) 641-6800

                 With a copy of all notices under this SECTION 22 to be simultaneously given, delivered, or served to Guarantor at the following address:

                          Ultramar Diamond Shamrock Corporation
                          9830 Colonnade Boulevard
                          San Antonio, Texas  78230
                          Attention:  Treasurer
                          Telephone:  (210) 641-8484
                          Telecopy:   (210) 641-6800

With a copy of all notices under this SECTION 22 to any Assignee at such address as such Assignee may specify by written notice to the Lessor and the Lessee.

                 SECTION 23       Covenant of Quiet Enjoyment.

                 During the Lease Term or Extended Term, if any, of any Property hereunder and so long as no Event of Default shall have occurred and be continuing, the Lessor shall not interfere with the Lessee's right to quiet enjoyment of the Property on the terms and conditions provided in this Lease. The covenant of the Lessor in this SECTION 23 shall extend to any Person claiming through or under the Lessor.

                 SECTION 24       Right to Perform for Lessee.

                 (a) If the Lessee fails to timely perform or comply with any of its covenants or agreements contained in this Lease, the Lessor may, upon notice to the Lessee but without waiving or releasing any obligations or default, itself perform or comply with such covenant or agreement, and the amount of the reasonable expenses of the Lessor incurred in connection with such performance or compliance, shall be payable by the Lessee not later than ten (10) days after written notice by the Lessor.

                 (b) Without in any way limiting the obligations of the Lessee hereunder, the Lessee hereby irrevocably appoints the Lessor as its agent and attorney at the time at which the Lessee is obligated to deliver possession of any Unit of Property to the Lessor, to demand and take possession of such Unit of Property in the name and on behalf of the Lessee from whomsoever shall be at the time in possession thereof.

                 SECTION 25       Merger, Consolidation or Sale of Assets.

                 The Lessee may not consolidate with or merge into any other corporation or sell all or substantially all of its assets to any Person unless the surviving corporation or transferee Person is a wholly-owned subsidiary of the Guarantor and assumes, by execution and delivery of instruments reasonably satisfactory to the Lessor, the obligations of the Lessee hereunder and becomes successor to the Lessee, but the Lessee shall not thereby be released, without the consent of the Lessor, from its obligations under this Lease and provided the Guaranty and the Residual Guaranty Payment Support shall be applicable to the obligations under this Lease with respect to the Person assuming the Lessee's obligations under this Lease. The terms and provisions of this Lease shall be binding upon and inure to the benefit of the Lessee and its respective successors and assigns.

                 SECTION 26       Expenses.





AMENDED AND RESTATED LEASE AGREEMENT - Page 30

                 Whether or not the transactions contemplated by this Lease are consummated, the Lessee shall pay all of the expenses, upon the receipt by the Lessee of invoices evidencing such expenses which shall be reasonably satisfactory to the Lessee, of the Lessor and any Assignee incurred before, on or after the date of this Lease in connection with the preparation, execution and delivery of this Lease, and any documents executed in connection therewith, or any amendment or supplement thereto or any waivers or enforcement thereof, including, without limitation:

                 (a) all reasonable out-of-pocket costs and expenses incurred by the Lessor and Assignee in connection with this Lease for services rendered to the Lessor and Assignee in connection with this Lease (provided that unless an Event of Default shall have occurred and be continuing, any such service providers were hired with the prior written consent of the Lessee or the Guarantor, not to be unreasonably withheld);

                 (b) the reasonable fees, expenses and disbursements of the Lessor, any Assignee, the Trustee or any beneficiary of the Trustee (including, without limitation, the reasonable fees and disbursements of counsel to the Lessor, to any Assignee or to the Trustee; provided that unless an Event of Default shall have occurred and be continuing any such counsel were hired with the prior written consent of the Lessee or the Guarantor, not to be unreasonably withheld) in connection with this Lease; and

                 (c) all reasonable fees and out-of-pocket expenses in connection with any appraisal, survey or inspection of any Property, (provided that, unless an Event of Default shall have occurred and be continuing, any such service providers were hired with the prior written consent of the Lessee or the Guarantor, not to be unreasonably withheld) or any printing and other document reproduction and distribution expenses, stamp or other similar taxes, fees or excises, including, without limitation, interest and penalties, and all filing fees and taxes in connection with the recording or filing of instruments and financing statements in connection with the transactions described in this Lease.


                 If the transaction contemplated hereby is not consummated as a result of a breach by any Assignee of its obligations under the Financing Agreement, or as a result of acts of gross negligence or willful misconduct by the Lessor or the Assignee, or a failure by any Assignee to consummate the transactions contemplated hereby or by the Financing Agreement after the satisfaction of the conditions precedent to such consummation, then the Lessee shall not be obligated to pay the expenses of such party.

                 SECTION 27       Permitted Contests.

                 (a) The Lessee shall not be required, nor shall the Lessor have the right, to pay, discharge or remove any tax, assessment, levy, fee, rent, charge or Lien or to comply or cause any Unit of Property to comply, with any Legal Requirements applicable to any Unit of Property or the occupancy, use or operation thereof, so long as no Event of Default exists under this Lease with respect to any Unit of Property, and, in the opinion of the Lessee's counsel, the Lessee shall have reasonable grounds to contest the existence, amount, applicability or validity thereof by appropriate proceedings, which proceedings in the reasonable judgment of the Lessor, (i) shall not involve any material danger that any Unit of Property or any Basic Rent or any Additional Rent would be subject to sale, forfeiture or loss, as a result of failure to comply therewith, (ii) shall not affect the payment of any Basic Rent or any Additional Rent or other sums due and payable hereunder or result in any such sums being payable to any Person other than the Lessor or any Assignee, (iii) will not place the Lessor or the Assignee in any danger of civil liability for which the Lessor is not adequately indemnified (the Lessee's obligations under SECTION 11 of this Lease shall be deemed to be adequate indemnification if no Event of Default or Potential Default exists and if the aggregate amounts of such civil liability for which such Person is not indemnified by a bond or otherwise does not exceed $300,000) or subject the Lessor or any Assignee to any criminal liability, (iv) if involving taxes, shall suspend the collection of taxes, and (v) shall be permitted under and be conducted in accordance with the provisions of any other instrument to which the Lessee or the Unit of Property is subject and shall not constitute a default thereunder (a "PERMITTED CONTEST"). The Lessee shall conduct all Permitted Contests in good faith and with due diligence and shall promptly after the final





AMENDED AND RESTATED LEASE AGREEMENT - Page 31 determination (including appeals) of any Permitted Contest pay and discharge all amounts which shall be determined to be payable therein. The Lessor shall cooperate in good faith with the Lessee with respect to all Permitted Contests conducted by the Lessee pursuant to this SECTION 27.

                 (b) In the event that the Lessor becomes aware that a taxing authority or subdivision thereof proposes an additional assessment or levy of any tax for which the Lessee is obligated to reimburse the Lessor under this Lease, or in the event that the Lessor is notified of the commencement of an audit or similar proceeding which could result in such an additional assessment, then the Lessor shall in a timely manner notify the Lessee in writing of such proposed levy or proceeding. The Lessee shall notify the Lessor in writing of any proceeding in which the amount in contest exceeds $300,000.

                 SECTION 28 Leasehold Interests Relating to Properties subject to a Ground Lease.

                 In connection with any Ground Lease, the Lessor shall make a prepayment to the owner thereof of all rents payable thereunder, which rents shall be in amount equal to the fair market value of the land and all underground equipment on an as-is basis on such date. Rents so prepaid shall be added to the Acquisition Cost of the Unit covered by such Ground Lease. In addition, the following provisions shall apply to each Ground Lease, whether or not such Ground Lease relates to a Remediation Property:

                 (a) The Lessee hereby covenants and agrees to perform and to observe all of the terms, covenants, provisions, conditions and agreements of the underlying Ground Leases on the Lessor's part as lessee thereunder to be performed and observed (including, without limitation, payment to the landlord of all rent, additional rent and other amounts required to be paid by the Lessor as lessee under any Ground Lease, other than rent prepaid by the Lessor) to the end that all things shall be done which are necessary to keep unimpaired the rights of the Lessor as lessee under any Ground Lease. The Lessee further covenants that it shall cause to be exercised any renewal option contained in the Ground Lease which relates to renewal occurring in whole or in part during the term of this Lease. The Lessor and the Lessee mutually agree to cooperate fully with each other to enforce the Lessor's rights as the lessee under any Ground Lease as against the lessor under such Ground Lease.

                 (b) The Lessee covenants and agrees pursuant to SECTION 11 hereof to indemnify and hold harmless the Lessor and any Assignee from and against any and all liability, loss, damage, suits, penalties, claims and demands of every kind and nature (including, without limitation, reasonable attorneys' fees and expenses; provided that unless an Event of Default shall have occurred and be continuing, such attorneys were hired with the prior written consent of the Lessee, not to be unreasonably withheld) by reason of the Lessee's failure to comply with any Ground Lease or the provisions of this
SECTION 28.

                 (c) The Lessor and the Lessee agree that the Lessor shall have no obligation or responsibility to provide services or equipment required to be provided or repairs or restorations required to be made in accordance with the provisions of any Ground Lease by the lessor thereunder. The Lessor shall in no event be liable to the Lessee nor shall the obligations of the Lessee hereunder be impaired or the performance thereof excused because of any failure or delay on the part of the lessor under any Ground Lease in providing such services or equipment or making such restorations or repairs and such failure or delay shall not constitute a basis for any claim against the Lessor or any offset against any amount payable to the Lessor under this Lease.

                 (d) If the Lessor's interest under any Ground Lease shall expire, terminate or otherwise be extinguished, the Lease of the Unit of Property to which such Ground Lease relates shall thereupon terminate as provided in this paragraph (d). Upon such expiration, termination or extinguishment, the Lessee shall be required to purchase the Lessor's interest in such Unit of Property at its Acquisition Cost. If the Lessee shall be required to purchase the Lessor's interest in such affected Unit, then (i) on the Basic Rent Payment Date next succeeding such event, the Lessee shall pay to the Lessor an amount equal to the Acquisition Cost of such Unit of Property,
(ii) the Lease Term or Extended Term of such Property shall continue until the date on which the Lessor receives payment





AMENDED AND RESTATED LEASE AGREEMENT - Page 32 from the Lessee of the amount payable pursuant to this paragraph (d) and of all Basic Rent payable to and including such Basic Rent Payment Date, and any Additional Rent and other amounts owing hereunder in respect of the affected Unit, and shall then terminate upon the payment of such amounts and (iii) the Lessor shall on such date transfer to the Lessee title to the Lessor's interest in such Unit and all rights of the Lessor against the lessor under the Ground Lease.

                 (e) If the Lease relating to a Unit of Property covered by a Ground Lease is terminated or expires, Lessor shall assign its interest under the Ground Lease to the purchaser of the Unit of Property, whether such Unit of Property is sold to Lessee pursuant to Section 13, to a third party pursuant to Section 12, or otherwise.

                 (f) The Lessee shall ensure that each Ground Lease shall be a Mortgageable Ground Lease.

                 SECTION 29       Miscellaneous.

                 (a) All agreements, indemnities, representations and warranties, and the obligation to pay Additional Rent contained in this Lease shall survive the expiration or other termination hereof.

                 (b) This Lease and the Unit Leasing Records covering Property leased pursuant hereto and the instruments, documents or agreements referred to herein constitute the entire agreement between the parties and no representations, warranties, promises, guarantees or agreements, oral or written, express or implied, have been made by any party hereto with respect to this Lease or the Property, except as provided herein or therein.

                 (c) This Lease may not be amended, modified or terminated, nor may any obligation hereunder be waived orally, and no such amendment, modification, termination or waiver shall be effective for any purpose unless it is in writing, signed by the party against whom enforcement thereof is sought. A waiver on one occasion shall not be construed to be a waiver with respect to any other occasion.

                 (d) The captions in this Lease are for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof. Any provision of this Lease which is prohibited by law or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and the parties hereto shall negotiate in good faith appropriate modifications to reflect such changes as may be required by law, and, as nearly as possible, to produce the same economic, financial and tax effects as the provision which is prohibited or unenforceable; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Lessee and the Lessor hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect. THIS LEASE HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF NEW YORK. THE LESSEE AND THE LESSOR AGREE THAT, TO THE MAXIMUM EXTENT PERMITTED BY THE LAW OF THE STATE OF NEW YORK, THIS LEASE, AND THE RIGHTS AND DUTIES OF THE LESSEE AND THE LESSOR HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, IN RESPECT OF ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE BUT WITHOUT GIVING EFFECT TO ANY PROVISION THEREOF THAT MAY REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE LESSEE HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS LEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE LESSEE HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF





AMENDED AND RESTATED LEASE AGREEMENT - Page 33

MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS LEASE OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE LESSEE AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. THE LESSEE AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS LEASE OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. THE LESSOR AND THE LESSEE KNOWINGLY, VOLUNTARILY AND EXPRESSLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ENFORCING OR DEFENDING ANY RIGHTS ARISING OUT OF OR RELATING TO THIS LEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE LESSOR AND THE LESSEE ACKNOWLEDGE THAT THE PROVISIONS OF THIS PARAGRAPH (D) OF THIS
SECTION 29 HAVE BEEN BARGAINED FOR AND THAT THEY HAVE BEEN REPRESENTED BY COUNSEL IN CONNECTION THEREWITH.

                 (e)      In connection with any sale of Property pursuant to
SECTION 12, 13, 14, 15, 16, 19, 28 or 32 of this Lease, when the Lessor transfers title, such transfer shall be on an as-is, non-installment sale basis, without warranty by, or recourse to, the Lessor.

                 (f) Without in any way duplicating the Lessee's obligations under SECTION 11 hereof, in connection with the sale or purchase of Property pursuant to SECTION 12, 13, 14, 15, 16, 19, 28 or 32 of this Lease, the Lessee shall pay or shall cause the purchaser of such Property to pay in addition to the purchase price, all transfer taxes, transfer gains taxes, mortgage recording tax, if any, recording and filing fees and all other similar taxes, fees, expenses and closing costs (including reasonable attorneys' fees) in connection with the conveyance of such Property to the Lessee or any purchaser.

                 (g) If any costs of the Lessor related to the Acquisition and Construction Agreement which were not included in the Acquisition Cost of a of Property are allocated to such Unit of Property pursuant to the definition of Acquisition Cost in the Acquisition and Construction Agreement, the Lessee and the Lessor shall execute a revised Unit Leasing Record to amend the Acquisition Cost for such Unit to reflect the increase in the Acquisition Cost.

                 (h) The Lessee and the Lessor agree to treat information concerning the structure and documentation of the Acquisition and Construction Agreement and this Lease confidentially including, without limitation, all information received or obtained hereunder, except to the extent that disclosure is required by law and generally accepted accounting principles.
The foregoing constraint shall not include: (i) information that is now in the public domain or subsequently enters the public domain without fault on the part of the Lessee or the Lessor, as the case may be; (ii) information currently known to the Lessee from its own sources as evidenced by its prior written records; (iii) information that the Lessee or the Lessor, as the case may be, receives from a third party not under any obligation to keep such information confidential; (iv) disclosure made to affiliates or the professional advisors of the disclosing party for the purpose of obtaining advice thereon, (v) disclosure made in connection with the enforcement of any right pursuant hereto or pursuant to the Acquisition and Construction Agreement and (vi) disclosure made to any Assignee, Certificate Holder, Lender, proposed permitted transferee of any Lender and any counsel of the foregoing respecting the transactions contemplated by this Lease and the Acquisition and Construction Agreement. Each party hereto agrees that it will use its best efforts not to disclose, or permit any of its employees or agents to disclose, the terms of this Agreement in connection with the issuance or release for external publication of any article





AMENDED AND RESTATED LEASE AGREEMENT - Page 34 or advertising or publicity matter relating to the terms and conditions of this Agreement or the transactions contemplated hereby without the prior written consent of each other party hereto.

                 (i) Except as provided herein, the parties agree that the obligations of each Lessee hereunder are several and not joint and that each Lessee shall only be liable for obligations hereunder to the extent relating to such Units with respect to which such Lessee has executed the related Unit Leasing Record.

                 SECTION 30       No Recourse.

                 The Lessor's obligations hereunder are intended to be the obligations of the limited partnership only and no recourse for the payment of any amount due under this Lease or for any claim based thereon or otherwise in respect thereof, shall be had against any partner of the Lessor, the Trustee, any Certificate Holder, or any incorporator, shareholder, member, officer, director or Affiliate, as such, past, present or future of the entity which is the general partner or of any successor entity to such general partner of the Lessor, or against any member or beneficiary of a limited partner of the Lessor or any successor member to or a beneficiary of a limited partner of the Lessor, or against any direct or indirect parent corporation of such general partner or of any limited partner of the Lessor or any other subsidiary or Affiliate of any such direct or indirect parent corporation or any incorporator, shareholder, officer or director, as such, past, present or future, of any such parent or other subsidiary or Affiliate, it being understood that the Lessor is a limited partnership formed for the purpose of the transactions involved in and relating to this Lease on the express understanding aforesaid. Nothing contained in this SECTION 30 shall be construed to limit the exercise or enforcement, in accordance with the terms of this Lease and any other documents referred to herein, of rights and remedies against the limited partnership or the general partner of the Lessor or the assets of the limited partnership which is the Lessor.

                 SECTION 31       No Merger.

                 There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in any Unit of Property by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate as well as the fee estate in any Unit of Property or any interest in such fee estate.

                 SECTION 32       Substitution of Property.

                 (a) At any time during the Lease Term upon three (3) months' notice to the Lessor, the Lessee may (1) deliver to the Lessor and the Assignee a written notice signed by a Responsible Officer stating that this Lease shall terminate on any Basic Rent Payment Date with respect to any Unit of Property specified in such notice which has reached an Uneconomic Condition; and (2) substitute for such Unit of Property on such date similar property (including, without limitation, related equipment) so long as such replacement property has a fair market value at least equal to the Acquisition Cost of the replaced Unit of Property and a Forecasted Value at least equal to forty-nine and two/tenths percent (49.2%) of such Acquisition Cost, assuming that the replaced Unit of Property was in the condition required by this Lease (any such substitute property being hereinafter referred to as "SUBSTITUTION PROPERTY").

                 (b) Such option set forth in paragraph (a) above shall be exercised by the delivery to the Lessor of a notice of substitution (the "NOTICE OF SUBSTITUTION") which shall (i) identify the Unit of Property that the Lessee desires to replace, (ii) describe by accurate legal description the Substitution Property, (iii) set forth the fair market value of such Substitution Property, (iv) include a copy of an appraisal for the Substituted Property with respect to the fair market value and Forecasted Value thereof as described in the preceding paragraph, such appraisal to be performed by a Person reasonably satisfactory to the Lessor and the Assignee, and, in the case of an NTI, a Phase I environmental report and, if appropriate in light of such environmental report, a Phase II environmental report or, in the case of a CTO, a Phase II environmental report, certified to the Lessor and the Assignee and reasonably satisfactory to the Lessor and the Assignee in all respects, prepared by a reputable independent environmental





AMENDED AND RESTATED LEASE AGREEMENT - Page 35 consulting firm reasonably acceptable to the Lessor and the Assignee which addresses the matters required to be addressed by, and is performed in accordance with, the requirements of the ASTM, as established by ASTM Standard E152, and which indicates that the Substitution Property is free from Hazardous Substance contamination which exceeds the concentrations set forth in a Tier 2 of the ASTM Risk-Based Corrective Action screening analysis, and (v) specify the date on which such substitution shall be effected (the "SUBSTITUTION DATE"); provided that the exercise of said option shall be ineffective if, within twenty (20) days after receipt of the Substitution Notice, the Lessor shall advise the Lessee that (x) the Lessor or the Assignee is not reasonably satisfied with the appraisal or the environmental state of such Substitution Property, or (y) as a result of such proposed substitution any taxes payable by the Lessor and not recoverable hereunder from the Lessee would be materially increased, or (z) such proposed substitution would require the Lessor to qualify to do business in a jurisdiction in which it was not then qualified.

                 (c) At least ten (10) Business Days prior to the Substitution Date, the Lessee shall deliver to the Lessor those documents, certificates and representations required under Section 4(a) of the Acquisition and Construction Agreement, substantially in the format required under Exhibit C of the Acquisition and Construction Agreement, together with the following:

                      (i) An amendment to the Unit Leasing Record for the Unit of Property for which the substitution is being made, releasing the replaced Property from, and subjecting the Substitution Property to the terms of, this Lease;

                      (ii) A certificate, signed by a Responsible Officer of the Lessee and dated the Substitution Date, certifying that the Lessee has no knowledge or reason to believe that the information contained in any appraisal or any environmental report furnished to the Lessor pursuant to this SECTION 32 is not accurate and complete in all respects on and as of the Substitution Date;

                    (iii) A certificate, signed by a Responsible Officer of the Lessee and dated the Substitution Date, certifying that the representations and warranties contained in SECTION 2 of this Lease are true and correct in all respects on and as of the Substitution Date as though made on and as of such Substitution Date and that on the Substitution Date no Event of Default or Potential Default has occurred and is continuing;

                      (iv) An opinion or opinions of counsel reasonably satisfactory to the Lessor and the Assignee, dated the Substitution Date as to the effectiveness of the form of documents being delivered to transfer title to the Substitution Property, the due authorization, execution and delivery of documents in connection with such substitution, the recording of security interests with respect to such Substitution Property, that such Substitution Property will be subject to this Lease, and, if such Substitution Property is a Remediation Property, also subject to a Ground Lease, that the validity of this Lease will not be affected by the substitution, and as to such other matters as the Lessor and the Assignee may reasonably request; and

                      (v) Such other documents as may be reasonably necessary to consummate the transaction contemplated herein.

The Lessor shall convey to the Lessee each Unit of Property and the Lessor's rights under any Ground Lease related thereto for which a substitution is made on an as-is, non-installment sale basis, without warranty by, or recourse to, the Lessor. The Lessee shall pay all transfer taxes, transfer gains taxes, mortgage recording tax, if any, recording and filing fees and all other similar taxes, fees, expenses and closing costs (including reasonable attorney's fees) in connection with the substitution of any Property.





AMENDED AND RESTATED LEASE AGREEMENT - Page 36

                 (d) Each Substitution Property shall, from and after the Substitution Date, be subject to the provisions of this Lease and, if relevant, the related Ground Lease, and be deemed a part of the Property, as if such Substitution Property was the Unit of Property for which it is being substituted. For the avoidance of doubt, the Acquisition Cost of the substituted property shall, from and after the date of any such substitution, be deemed to be the Acquisition Cost of such Substitution Property.





AMENDED AND RESTATED LEASE AGREEMENT - Page 37

                 IN WITNESS WHEREOF, the Lessor and the Lessee have caused this Lease to be executed and delivered by their duly authorized officers as of the day and year first above written.

                                        JAMESTOWN FUNDING, LIMITED PARTNERSHIP

                                        BY: JAMESTOWN CAPITAL, L.L.C., Its
                                            General Partner


                                            By:
                                               -------------------------------
                                            Name:
                                                 -----------------------------
                                            Title:
                                                  ----------------------------

                                        ULTRAMAR INC.


                                        By:  /s/  STEPHEN A. BLANK
                                           -----------------------------------
                                        Name:   Stephen A. Blank
                                        Title:  Treasurer

                                        ULTRAMAR ENERGY INC.


                                        By:  /s/  STEPHEN A. BLANK
                                           -----------------------------------
                                        Name:   Stephen A. Blank
                                        Title:  Treasurer

                                        DIAMOND SHAMROCK REFINING AND
                                         MARKETING COMPANY


                                        By:  /s/  R.C. BECKER
                                           -----------------------------------
                                        Name:   R.C. Becker
                                        Title:






AMENDED AND RESTATED LEASE AGREEMENT - Page 38

                                        DIAMOND SHAMROCK LEASING, INC.



                                        By:  /s/  R.C. BECKER
                                           -----------------------------------
                                        Name:   R.C. Becker
                                        Title:


                                        DIAMOND SHAMROCK ARIZONA, INC.



                                        By:  /s/  R.C. BECKER
                                           -----------------------------------
                                        Name:  R.C. Becker
                                        Title:





AMENDED AND RESTATED LEASE AGREEMENT - Page 39

                                   EXHIBIT A


UNIT LEASING RECORD to the Amended            Lessor:  Jamestown Funding, Limited
and Restated Lease Agreement, dated as of              Partnership
December 19, 1996 between Jamestown
Funding, Limited Partnership, as lessor,      Lessee:  Ultramar Inc. or
and Ultramar Inc., Ultramar Energy Inc.                Ultramar Energy, Inc. or
Diamond Shamrock Leasing, Inc., Diamond                Diamond Shamrock Refining
Shamrock Arizona, Inc. and Diamond Shamrock             and Marketing Company or
Refining and Marketing                                 Diamond Shamrock Leasing, Inc. or
Company, as lessee (the "LEASE AGREEMENT").            Diamond Shamrock Arizona, Inc.


A.       ULR No.: ____
         Effective Date of this
         Unite Leasing Record ("ULR") ____________________, _____.

B.       PLEASE COMPLETE THE FOLLOWING STATEMENTS, IF APPLICABLE:

         1. This ULR relates to [Deed/Ground Lease/Bill of Sale/Invoice] dated ______________________, _____.

         PROPERTY OR DESCRIPTION AND RENTAL INFORMATION

C.       Type of Property
         _______________________________________________________________________

D.       Specific Description (See Schedule A hereto if more space needed)

         _______________________________________________________________________

         _______________________________________________________________________

E.       Location of Property
         _______________________________________________________________________
                 State                   County                       City

F.       Basic                Additional           Sale & Use       Acquisition
         Cost                 Charges              Tax              Cost

         $__________     +    $__________    +     $__________   =  $__________

G. The Interim Term, Basic Term and Extended Term for the Property placed under lease pursuant to this ULR will be in accordance with the Lease Agreement.

H.       The Basic Rent is as defined in the Lease Agreement.

I. Termination of the lease of the Unit of Property leased pursuant to this ULR will be in accordance with the Lease Agreement.





AMENDED AND RESTATED LEASE AGREEMENT - Page 2

J. Capitalized terms used in this Unit Leasing Record and not otherwise defined herein shall have the meanings attributed to them in the Lease Agreement.

K.       ACKNOWLEDGMENT AND EXECUTION

         The undersigned Lessor hereby leases to the undersigned Lessee, and the Lessee acknowledges delivery to it in good condition of the Unit of Property described in this ULR. The Lessee agrees to pay the Basic Rent, Additional Rent and additional payments set forth in the Lease Agreement. The covenants, terms and conditions of this lease are those appearing in the Lease Agreement, as it may from time to time be amended, which covenants, terms and conditions are hereby incorporated by reference. The terms used herein have the meaning assigned to them in the Lease Agreement.

LESSEE:                                 LESSOR:
-------                                 -------

ULTRAMAR [INC.][ENERGY, INC.]           JAMESTOWN FUNDING, LIMITED PARTNERSHIP
[DIAMOND SHAMROCK LEASING, INC.
 DIAMOND SHAMROCK ARIZONA, INC.
 DIAMOND SHAMROCK REFINING AND
 MARKETING COMPANY]                     BY: JAMESTOWN CAPITAL, L.L.C.,
                                            Its General Partner

By:                                     By:
   -----------------------------           ----------------------------------
Name:                                   Name:
     ---------------------------             --------------------------------
Title:                                  Title:
      --------------------------              -------------------------------






AMENDED AND RESTATED LEASE AGREEMENT - Page 3

                               TABLE OF CONTENTS


Section          Heading                                                                                             Page
-------          -------                                                                                             ----
1                Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2                [Reserved  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

3                Lease of Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

4                Operating Lease. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

5                Disclaimer; Net Lease. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

6                Interim Term; Basic Term.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

7                Rent and Other Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

8                Restricted Use and Sublease; Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . . .  13

9                Maintenance, Improvement and Repair of Property. . . . . . . . . . . . . . . . . . . . . . . . . . .  14

10               Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

11               Indemnities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

12               Lease Expiration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

13               Lessee's Rights of Purchase; Lease Extension.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

14               Lessor's Right to Terminate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

15               Loss of or Damage to Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

16               Condemnation and Dedication of Property; Easements.  . . . . . . . . . . . . . . . . . . . . . . . .  24

17               Surrender of Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

18               Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

19               Rights upon Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

20               Sale or Assignment by Lessor.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

21               Income Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

22               Notices and Requests.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

23               Covenant of Quiet Enjoyment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30





                                      (i)

24               Right to Perform for Lessee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

25               Merger, Consolidation or Sale of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

26               Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

27               Permitted Contests.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

28               Leasehold Interests Relating to Properties subject to a Ground Lease.  . . . . . . . . . . . . . . .  32

29               Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

30               No Recourse. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

31               No Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

32               Substitution of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36


                 Exhibit A    -      Form of Unit Leasing Record





                                      (ii)